Filed Pursuant to Rule 424B(2)
Registration No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Debt Securities of UBS AG	$100,000,000	$12,880.00

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PROSPECTUS SUPPLEMENT (To Prospectus dated January 11, 2012)

$100,000,000 ETRACS Wells Fargo MLP Ex-Energy ETN due June 10, 2044

The ETRACS Wells Fargo MLP Ex-Energy ETN due June 10, 2044 (the “Securities”) are senior unsecured debt securities issued by UBS that provide exposure to potential price appreciation in the Wells Fargo® Master Limited Partnership ex Energy Index (the “Index”), subject to an Annual Tracking Fee. The Annual Tracking Fee is 0.85%. Investing in the Securities involves significant risks. You may lose some or all of your principal at maturity, early redemption or upon exercise by UBS of its call right if the level of the Index declines or does not increase by an amount sufficient to offset the Accrued Tracking Fee or Adjusted Tracking Fee Shortfall and the Redemption Fee, if applicable. The Securities may pay a monthly coupon during their term. You will receive a cash payment at maturity or upon exercise by UBS of its call right, based on the performance of the Index less the Accrued Tracking Fee, as described herein. You will receive a cash payment upon early redemption based on the performance of the Index less the Accrued Tracking Fee and the Redemption Fee.

Payment at maturity or upon early redemption is subject to the creditworthiness of UBS. In addition, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity, call or early redemption.

The principal terms of the Securities are as follows:

Issuer:	UBS AG (London Branch)
Initial Trade Date:	June 10, 2014
Initial Settlement Date:	June 13, 2014
Term:	30 years, subject to your right to require UBS to redeem your Securities on any Redemption Date or the UBS Call Right, each as described below.
Maturity Date:	June 10, 2044
Principal Amount:	$25.00 per Security.
Underlying Index:	The return on the Securities is linked to the performance of the Wells Fargo® Master Limited Partnership ex Energy Index (the “Index”). The Index is intended to measure the performance of all non-energy master limited partnerships (“MLPs”) listed on the New York Stock Exchange (“NYSE”), NYSE MKT or NASDAQ with a market capitalization of at least $100 million at the time of inclusion and that satisfy other eligibility requirements, as determined by the Index Sponsor in accordance with the Index methodology described herein. The Index was comprised of 18 non-energy MLPs as of June 6, 2014. For a detailed description of the Index and its methodology, see “The Wells Fargo® Master Limited Partnership ex Energy Index” beginning on page S-30.
Payment at Maturity:	For each Security, unless earlier redeemed or called, you will receive at maturity a cash payment equal to (a) the product of (i) the Principal Amount and (ii) the Index Performance Ratio as of the last Index Business Day in the Final Measurement Period plus (b) the final Coupon Amount minus (c) the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period, plus (d) the Stub Reference Distribution Amount as of the last Index Business Day in the Final Measurement Period, if any. We refer to this cash payment as the “Cash Settlement Amount.” If the amount so calculated is less than zero, the payment at maturity will be zero.
Coupon Amount:	For each Security you hold on the applicable Coupon Record Date you will receive on each Coupon Payment Date an amount in cash equal to the Coupon Amount, if any. As further described in “Specific Terms of the Securities — Coupon Payment” beginning on page S-39, the Coupon Amount will equal the sum of the cash distributions that a Reference Holder of Index constituents would have been entitled to receive in respect of the Index constituents during the relevant period, reduced by the Accrued Tracking Fee. The final Coupon Amount will be included in the Cash Settlement Amount.
Coupon Payment Date:	The 15th Index Business Day following each Coupon Valuation Date, commencing on July 22, 2014, provided that the final Coupon Payment Date will be the Maturity Date.
UBS Call Right:	On any Business Day on or after June 15, 2015 through and including the Maturity Date (the “Call Settlement Date”), UBS may at its option redeem all, but not less than all, issued and outstanding Securities. To exercise its Call Right, UBS must provide notice to the holders of the Securities not less than sixteen calendar days prior to the Call Settlement Date. Upon early redemption in the event UBS exercises this right, you will receive a cash payment equal to the Call Settlement Amount, which will be calculated as described herein and paid on the Call Settlement Date. If the amount so calculated is less than zero, the payment upon exercise of the Call Right will be zero.
Redemption Amount:	Subject to your compliance with the procedures described under “Specific Terms of the Securities — Early Redemption at the Option of the Holders,” upon early redemption, you will receive per Security a cash payment on the relevant Redemption Date equal to (a) the product of (i) the Principal Amount and (ii) the Index Performance Ratio as of the Redemption Measurement Date plus (b) the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Redemption Measurement Date if on the Redemption Measurement Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Adjusted Coupon Amount, if any, minus (d) the Adjusted Tracking Fee Shortfall as of the Redemption Measurement Date, minus (e) the Redemption Fee. We refer to this cash payment as the “Redemption Amount.”

See “Risk Factors” beginning on page S-17 for additional risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

UBS Investment Bank Prospectus Supplement dated June 10, 2014

Redemption Fee:	0.125% of the Current Indicative Value.
Call Settlement Amount:	In the event UBS exercises its Call Right, you will receive per Security a cash payment on the relevant Call Settlement Date equal to (a) the product of (i) the Principal Amount and (ii) the Index Performance Ratio as of the last Index Business Day in the Call Measurement Period plus (b) the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Call Valuation Date if on the last Index Business Day in the Call Measurement Period the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Adjusted Coupon Amount, if any, minus (d) the Accrued Tracking Fee as of the last Index Business Day in the Call Measurement Period, plus (e) the Stub Reference Distribution Amount as of the last Index Business Day in the Call Measurement Period, if any. We refer to this cash payment as the “Call Settlement Amount.”
Index Performance Ratio:	On any Index Business Day:
Final Index Level Initial Index Level
Initial Index Level:	3689.24, the Index Level on June 10, 2014.
Final Index Level:	As determined by the Security Calculation Agent, the arithmetic mean of the Index Levels measured on each Index Business Day during the Final Measurement Period or the Call Measurement Period, or the Index Level on any Redemption Measurement Date, as applicable.
Index Level:	On any Index Business Day, the closing level of the Index as reported on the New York Stock Exchange (“NYSE”) or Bloomberg L.P. (“Bloomberg”).
Index Sponsor:	Wells Fargo Securities, LLC
Security Calculation Agent:	UBS Securities LLC
Index Calculation Agent:	NYSE Arca (“NYSE Arca”)
Calculation Date:	June 1, 2044, unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustments.
Listing:	The Securities have been approved for listing, subject to official notice of issuance, on NYSE Arca under the symbol “FMLP.” If an active secondary market develops, we expect that investors will purchase and sell the Securities primarily in this secondary market.
Index Symbol:	MLPXEPX (NYSE and Bloomberg)
Intraday Indicative Value Symbol:	FMLPIV (Bloomberg); ^FMLP-IV (Yahoo! Finance)
CUSIP Number:	90273A 108
ISIN Number:	US90273A1088
Additional Key Terms:	See “Prospectus Supplement Summary — Additional Key Terms — Fees” on page S-3.

On the Initial Trade Date, we sold $25,000,000 aggregate Principal Amount of Securities to UBS Securities LLC at 100% of their stated Principal Amount. After the Initial Trade Date, from time to time we may sell a portion of the Securities at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public, less any commissions paid to UBS Securities LLC. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities and may receive a portion of the Annual Tracking Fee (as defined below in “Prospectus Supplement Summary — Additional Key Terms” on page S-3) for services in connection with those future distributions.

Please see “Supplemental Plan of Distribution” on page S-63 for more information.

We may use this prospectus supplement in the initial sale of the Securities. In addition, UBS Securities LLC or another of our affiliates may use this prospectus supplement in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

The ETRACS exchange-traded notes being offered as described in this prospectus supplement and the accompanying prospectus constitute one offering in a series of offerings of ETRACS exchange-traded notes. We are offering and may continue to offer from time to time ETRACS linked to different underlying indices and with the same or different terms and conditions, relative to those set forth in this prospectus supplement. You should be sure to refer to the prospectus supplement for the particular offering of ETRACS in which you are considering an investment.

This prospectus supplement contains the specific financial and other terms that apply to the Securities being offered herein. Terms that apply generally to all our Medium-Term Notes, Series A, are described under “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) modify or supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling. The contents of any website referred to in this prospectus supplement are not incorporated by reference in this prospectus supplement or the accompanying prospectus.

You may access the accompanying prospectus dated January 11, 2012 at:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Page

Prospectus Supplement

Prospectus Supplement Summary	S-1

Hypothetical Examples	S-11

Risk Factors	S-17

The Wells Fargo® Master Limited Partnership ex Energy Index	S-30

Valuation of the Index and the Securities	S-37

Specific Terms of the Securities	S-38

Use of Proceeds and Hedging	S-53

Material U.S. Federal Income Tax Consequences	S-54

Benefit Plan Investor Considerations	S-61

Supplemental Plan of Distribution	S-63

Index Constituents as of June 6, 2014	A-1

Notice of Early Redemption	B-1

Broker’s Confirmation of Redemption	C-1

Prospectus

Introduction	1

Cautionary Note Regarding Forward-Looking Information	3

Incorporation of Information About UBS AG	4

Where You Can Find More Information	5

Presentation of Financial Information	6

Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6

UBS	7

Use of Proceeds	9

Description of Debt Securities We May Offer	10

Description of Warrants We May Offer	30

Legal Ownership and Book-Entry Issuance	45

Considerations Relating to Indexed Securities	50

Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	53

U.S. Tax Considerations	55

Tax Considerations Under the Laws of Switzerland	66

Benefit Plan Investor Considerations	68

Plan of Distribution	70

Conflicts of Interest	72

Validity of the Securities	73

Experts	73

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PROSPECTUS SUPPLEMENT SUMMARY

The following is a summary of terms of the Securities, as well as a discussion of factors you should consider before purchasing the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries.

What are the Securities?

The Securities are senior unsecured medium-term notes issued by UBS with a return linked to the performance of the Wells Fargo® Master Limited Partnership ex Energy Index. The Index is a modified market capitalization-weighted price-return index of all MLPs listed on the NYSE, NYSE MKT or NASDAQ that do not have an energy focus and that have a market capitalization of at least $100 million at the time of inclusion. The Index is independently calculated by NYSE Arca. Real-time Index values are available from major market data providers (such as Bloomberg) under the ticker “MLPXEPX.” The Index was comprised of 18 non-energy MLPs as of June 6, 2014. For a detailed description of the Index, see “The Wells Fargo® Master Limited Partnership ex Energy Index” beginning on page S-30. We refer to the securities that the Index tracks as the “Index constituents”.

The Securities do not guarantee any return of principal at maturity. Instead, at maturity, you will receive a cash payment equal to (a) the product of (i) the Principal Amount and (ii) the Index Performance Ratio as of the last Index Business Day in the Final Measurement Period plus (b) the final Coupon Amount minus (c) the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period, plus (d) the Stub Reference Distribution Amount as of the last Index Business Day in the Final Measurement Period, if any. We refer to this cash payment as the “Cash Settlement Amount.” If the amount calculated above is less than zero, the payment at maturity will be zero. You may lose some or all of your investment at maturity. Because the Accrued Tracking Fee (including any Tracking Fee Shortfall) reduces your final payment, the level of the Index, as measured by the Final Index Level, will need to increase from the Initial Index Level by an amount at least equal to the percentage of the principal amount represented by the Accrued Tracking Fee, less any Coupon Amounts and/or any Stub Reference Distribution Amount, in order for you to receive an aggregate amount over the term of the Securities equal to at least the principal amount of your Securities. If the increase in the level of the Index, as measured by the Final Index Level compared to the Initial Index Level, is insufficient to offset the negative effect of the Accrued Tracking Fee or if the Final Index Level is less than the Initial Index Level, you will lose some or all of your investment at maturity.

The “Principal Amount” of each Security is $25.00.

For each Security you hold on the applicable Coupon Record Date, you will receive on each Coupon Payment Date an amount in cash equal to the excess, if any, of the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date, over the Accrued Tracking Fee, calculated as of the corresponding Coupon Valuation Date (the “Coupon Amount”). To the extent the Reference Distribution Amount on a Coupon Valuation Date is less than the Accrued Tracking Fee on the corresponding Coupon Valuation Date, there will be no Coupon Amount payment made on the corresponding Coupon Payment Date, and a Tracking Fee Shortfall, as described below, will be included in the Accrued Tracking Fee for the next Coupon Valuation Date. If there is a Tracking Fee Shortfall as of the last Coupon Valuation Date, that amount will be taken into account in determining the Cash Settlement Amount.

The Index Performance Ratio will be calculated as follows:

Final Index Level

Initial Index Level

where the “Initial Index Level” is 3689.24.

Unlike ordinary debt securities, the Securities do not guarantee any return of principal at maturity or call, or upon early redemption. You are not guaranteed any coupon payment.

The Securities are fully exposed to any decline in the level of the Index. You may lose some or all of your investment if the level of the Index declines from the Initial Trade Date relative to the last Index Business Day in the Final Measurement Period or the Call Measurement Period, or the applicable Redemption Measurement Date, as the case may be, or if the level of the Index does not increase by an amount sufficient to offset the Accrued Tracking Fee and the Redemption Fee, if applicable.

For a further description of how your payment at maturity or call, or upon early redemption, will be calculated, see “Specific Terms of the Securities — Cash Settlement Amount at Maturity,” “— UBS Call Right” and “— Early Redemption at the Option of the Holders” beginning on page S-40.

Early Redemption

You may elect to require UBS to redeem your Securities, in whole or in part, on any Business Day commencing on June 20, 2014 through and including the Final Redemption Date, which will be June 3, 2044, as described under “Specific Terms of the Securities — Early Redemption at the Option of the Holders”, subject to a minimum redemption amount of at least 50,000 Securities. If you redeem your Securities, you will receive a cash payment equal to the Redemption Amount, as defined below. You must comply with the redemption procedures described below in order to redeem your Securities. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities. We may from time to time in our sole discretion reduce this minimum requirement in whole or in part. Any such reduction will be applied on a consistent basis for all holders of the Securities at the time the reduction becomes effective.

Upon early redemption, you will receive per Security a cash payment on the relevant Redemption Date equal to (a) the product of (i) the Principal Amount and (ii) the Index Performance Ratio as of the Redemption Measurement Date plus (b) the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Redemption Measurement Date if on the Redemption Measurement Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Adjusted Coupon Amount, if any, minus (d) the Adjusted Tracking Fee Shortfall, if any, minus (e) the Redemption Fee. We refer to this cash payment as the “Redemption Amount.” If the amount calculated above is less than zero, the payment upon early redemption will be zero. You may lose some or all of your investment upon early redemption. Because the Adjusted Tracking Fee Shortfall, if any, and the Redemption Fee reduce your final payment, the level of the Index, as measured by the Final Index Level, will need to increase from the Initial Index Level by an amount at least equal to the percentage of the principal amount represented by the Adjusted Tracking Fee Shortfall and the Redemption Fee, less any Coupon Amounts and/or any Adjusted Coupon Amount, in order for you to receive an aggregate amount over the term of the Securities equal to at least the principal amount of your Securities. If the increase in the level of the Index, as measured by the Final Index Level compared to the Initial Index Level, is insufficient to offset such a negative effect or if the Final Index Level is less than the Initial Index Level, you will lose some or all of your investment upon early redemption.

Redemption Notice Date: The Index Business Day that a Redemption Notice and Redemption Confirmation, each as described under “Specific Terms of the Securities — Early Redemption at the Option of the Holders — Redemption Procedures,” are delivered. If such Redemption Notice or Redemption Confirmation is delivered on a day that is not an Index Business Day, then the Redemption Notice Date shall be the next Index Business Day. Any applicable Redemption Notice Date is subject to adjustment as described under “Specific Terms of the Securities — Market Disruption Event.”

Redemption Measurement Date: The Index Business Day following the applicable Redemption Notice Date, subject to adjustment as described under “Specific Terms of the Securities — Market Disruption Event.”

Adjusted Coupon Amount: With respect to any applicable Redemption Measurement Date or Call Valuation Date, as applicable, a coupon payment, if any, in an amount in cash equal to the excess, if any, of the Adjusted Reference Distribution Amount, calculated as of the applicable Redemption Measurement Date or Call Valuation Date, as applicable, over the Adjusted Tracking Fee, calculated as of such Redemption Measurement Date or Call Valuation Date.

Redemption Procedures

To redeem your Securities prior to the Maturity Date, you must instruct your broker to deliver a Redemption Notice to UBS by email no later than 12:00 noon (New York City time) on the applicable Redemption Notice Date and you and your broker must follow the procedures described herein. If you fail to comply with these procedures, your notice will be deemed ineffective. See also “Description of the Debt Securities We May Offer — Redemption and Payment” in the accompanying prospectus.

UBS Call Right

On any Business Day on or after June 15, 2015 through and including the Maturity Date (the “Call Settlement Date”), UBS may at its option redeem all, but not less than all, issued and outstanding Securities. To exercise its Call Right, UBS must provide notice to the holders of the Securities not less than sixteen calendar days prior to the Call Settlement Date specified by UBS. In the event UBS exercises this right, you will receive a cash payment per Security equal to (a) the product of (i) the Principal Amount and (ii) the Index Performance Ratio as of the last Index Business Day in the Call Measurement Period plus (b) the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Call Valuation Date if on the last Index Business Day in the Call Measurement Period the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Adjusted Coupon Amount, if any, minus (d) the Accrued Tracking Fee as of the last Index Business Day in the Call Measurement Period, plus (e) the Stub Reference Distribution Amount as of the last Index Business Day in the Call Measurement Period, if any. We refer to this cash payment as the “Call Settlement Amount.” If UBS issues a call notice on any calendar day, the “Call Valuation Date” will be the last Business Day of the week following the week in which the call notice is issued, generally Friday, subject to a minimum five calendar day period commencing on the date of the issuance of the call notice and ending on the related Call Valuation Date. If UBS issues a call notice on a Friday, the related Call Valuation Date will fall on the following Friday. The Call Settlement Date will be the third Business Day following the last Index Business Day in the Call Measurement Period. You may lose some or all of your investment upon a call. Because the Accrued Tracking Fee (including any Tracking Fee Shortfall) reduces your final payment, the level of the Index, as measured by the Final Index Level, will need to increase from the Initial Index Level by an amount at least equal to the percentage of the principal amount represented by the Accrued Tracking Fee, less any Coupon Amounts, any Stub Reference Distribution Amount and/or any Adjusted Coupon Amount, in order for you to receive an aggregate amount over the term of the Securities equal to at least the principal amount of your Securities. If the increase in the level of the Index, as measured by the Final Index Level compared to the Initial Index Level, is insufficient to offset such a negative effect, or if the Final Index Level is less than the Initial Index Level, you will lose some or all of your investment upon a call.

Call Measurement Period: The five Index Business Days from and including the Call Valuation Date, subject to adjustment as described under “Specific Terms of the Securities — Market Disruption Event.”

Optional Tax Redemption: The Securities are also subject to tax redemption as described under “Specific Terms of the Securities — Redemption Price Upon Optional Tax Redemption.”

Additional Key Terms

Annual Tracking Fee:	As of any date of determination, an amount per Security equal to the product of (i) 0.85% and (ii) the Current Indicative Value as of the immediately preceding Index Business Day.

Monthly Tracking Fee:	As of any date of determination, an amount per Security equal to the Annual Tracking Fee, calculated as of such date, divided by 12.

Accrued Tracking Fee:	(1) The Accrued Tracking Fee with respect to the first Coupon Valuation Date is an amount equal to the product of (a) the Monthly Tracking Fee as of the first Coupon Valuation

Date and (b) a fraction, the numerator of which is the total number of calendar days from and excluding the Initial Trade Date to and including the first Coupon Valuation Date, and the denominator of which is 30.

(2) The Accrued Tracking Fee with respect to any Coupon Valuation Date other than the first and last Coupon Valuation Dates is an amount equal to the Monthly Tracking Fee calculated as of such Coupon Valuation Date plus the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date, if any.

(3) The Accrued Tracking Fee with respect to the last Coupon Valuation Date is an amount equal to (a) the product of (i) the Monthly Tracking Fee as of such Coupon Valuation Date and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date, and the denominator of which is 30, plus (b) the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date, if any.

(4) The Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period is an amount equal to (a) the product of (i) the Monthly Tracking Fee calculated as of the last Index Business Day in the Final Measurement Period and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the Calculation Date to and including the last Index Business Day in the Final Measurement Period, and the denominator of which is 30, plus (b) the Tracking Fee Shortfall as of the last Coupon Valuation Date, if any.

(5) The Accrued Tracking Fee as of the last Index Business Day in the Call Measurement Period is an amount equal to (a) a product of (i) the Monthly Tracking Fee calculated as of the last Index Business Day in such Call Measurement Period and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the Call Valuation Date to and including the last Index Business Day in such Call Measurement Period, and the denominator of which is 30, plus (b) the Adjusted Tracking Fee Shortfall, if any.

Adjusted Reference Distribution Amount:	As of any Redemption Measurement Date or the Call Valuation Date, as applicable, an amount equal to the cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date (or if the Redemption Measurement Date occurs prior to the first

Coupon Valuation Date, the period from and excluding the Initial Trade Date) to and including such Redemption Measurement Date or Call Valuation Date.

Adjusted Tracking Fee:	As of any Redemption Measurement Date or the Call Valuation Date, as applicable, an amount equal to (a) the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date plus (b) the product of (i) the Monthly Tracking Fee as of such Redemption Measurement Date or Call Valuation Date and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date (or if the Redemption Measurement Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Initial Trade Date) to and including such Redemption Measurement Date or Call Valuation Date, and the denominator of which is 30.

Adjusted Tracking Fee Shortfall:	To the extent that the Adjusted Reference Distribution Amount, calculated on any Redemption Measurement Date or Call Valuation Date, as applicable, is less than the Adjusted Tracking Fee, calculated on such Redemption Measurement Date or Call Valuation Date, the difference between the Adjusted Tracking Fee and the Adjusted Reference Distribution Amount.

Reference Distribution Amount:	(i) as of the first Coupon Valuation Date, an amount equal to the cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the Initial Trade Date to and including the first Coupon Valuation Date; and (ii) as of any other Coupon Valuation Date, an amount equal to the cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date. Notwithstanding the foregoing, with respect to a cash distribution for an Index constituent which is scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such Index constituent fails to pay the distribution to holders of such Index constituent by the scheduled payment date for such distribution, such distribution will be assumed to be zero for the purposes of calculating the applicable Reference Distribution Amount.

Current Indicative Value:	As determined by the Security Calculation Agent as of any date of determination, an amount per Security equal to the product of (i) the Principal Amount and (ii) a fraction, the numerator of which is equal to the Index Level as of such date and the denominator of which is equal to the Initial Index Level.

Final Measurement Period:	The five Index Business Days from and including the Calculation Date. The Final Measurement Period is subject to adjustment as described under “Specific Terms of the Securities — Market Disruption Event.”

Coupon Valuation Date:	The 30th day of each month and the 28th day of February of each calendar year during the term of the Securities or if such date is not an Index Business Day, then the first Index Business Day following such date, provided that the final Coupon Valuation Date will be the Calculation Date. The first Coupon Valuation Date will be June 30, 2014.

Index Divisor:	As of any date of determination, the divisor used by the Index Calculation Agent to calculate the level of the Index, as further described under “The Wells Fargo® Master Limited Partnership ex Energy Index— Calculation of the Index.”

Selected Risk Considerations

An investment in the Securities involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” beginning on page S-17.

•	You may lose some or all of your principal — The Securities are fully exposed to any decline in the level of the Index. Because the Accrued Tracking Fee or Adjusted Tracking Fee Shortfall, as applicable, reduces your final payment, the level of the Index, as measured by the Final Index Level, will need to increase from the Initial Index Level by an amount at least equal to the percentage of the Principal Amount represented by the Accrued Tracking Fee or Adjusted Tracking Fee Shortfall and Redemption Fee, as applicable, less any Coupon Amounts, any Stub Reference Distribution Amount and/or Adjusted Coupon Amount, as applicable, in order for you to receive an aggregate amount over the term of the Securities equal to at least the Principal Amount of your Securities. If the increase in the level of the Index, as measured by the Final Index Level compared to the Initial Index Level, is insufficient to offset the negative effect of the Accrued Tracking Fee or Adjusted Tracking Fee Shortfall and Redemption Fee, as applicable, less any Coupon Amounts, any Stub Reference Distribution Amount and/or Adjusted Coupon Amount, as applicable, or if the Final Index Level is less than the Initial Index Level, you will lose some or all of your investment at maturity or call, or upon early redemption.

•	You are not guaranteed a coupon payment — You will not receive a coupon payment on a Coupon Payment Date if the Reference Distribution Amount is less than the Accrued Tracking Fees. In addition, any Tracking Fee Shortfall will reduce the Coupon Amount, if any, for the following Coupon Valuation Date.

•	Market risk — The return on the Securities, which may be positive or negative, is linked to the return on the Index as measured by the Index Performance Ratio, and which, in turn, is affected by a variety of market and economic factors, interest rates in the markets and economic, financial, political, regulatory, judicial or other events that affect the markets generally.

•

Credit of issuer — The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any payment at maturity, call or upon early redemption, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity, call or early redemption. In addition, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.

•	A trading market for the Securities may not develop — Although the Securities have been approved for listing, subject to official notice of issuance, on NYSE Arca, a trading market for the Securities may not develop. Certain affiliates of UBS may engage in limited purchase and resale transactions in the Securities, although they are not required to and may stop at any time. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange. In addition, we are not obliged to, and may not, sell the full aggregate principal amount of the Securities. We may suspend or cease sales of the Securities at any time, at our sole discretion.

•	Minimum redemption amount — You must elect to redeem at least 50,000 Securities for UBS to repurchase your Securities, unless we determine otherwise or your broker or other financial intermediary bundles your Securities for redemption with those of other investors to reach this minimum requirement.

•	Your redemption election is irrevocable — You will not be able to rescind your election to redeem your Securities after your redemption notice is received by UBS. Accordingly, you will be exposed to market risk in the event market conditions change after UBS receives your offer and the Redemption Amount is determined on the Redemption Measurement Date.

•	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your own tax situation.

•	UBS call right — UBS may elect to redeem all outstanding Securities at any time on or after June 15, 2015, as described under “Specific Terms of the Securities — UBS Call Right” beginning on page S-45. If UBS exercises its Call Right, the Call Settlement Amount may be less than the Principal Amount of your Securities.

•	Limited performance history — The Index was launched on April 1, 2014. As a result, the Index has a limited performance history. It is uncertain how the Index will perform in the future. Estimated historical data prior to April 1, 2014 has been simulated by applying the Index’s calculation methodology to historical levels of the MLPs included in the Index. No future performance of the Index can be predicted based on the estimated historical or the historical returns described in this prospectus supplement.

•	Owning the Securities is not the same as owning any of the Index constituents — The return on your Securities may not reflect the return you would realize if you actually owned any of the MLPs underlying the Index.

The Securities may be a suitable investment for you if:

•	You seek an investment with a return linked to the performance of the Index, which is intended to provide exposure to the performance of all non-energy MLPs listed on the NYSE, NYSE MKT or NASDAQ with a market capitalization of at least $100 million.

•	You believe the level of the Index will increase during the term of the Securities by an amount sufficient to offset the Accrued Tracking Fee or Adjusted Tracking Fee Shortfall and any Redemption Fee, as applicable, less any Coupon Amounts, any Stub Reference Distribution Amount and/or any Adjusted Coupon Amount.

•	You are willing to accept the risk that you may lose some or all of your investment.

•	You are willing to hold securities that may be redeemed early by UBS, pursuant to the UBS Call Right, on or after June 15, 2015.

•	You are willing to receive a lower amount of distributions than you would if you owned interests in the Index constituents directly.

•	You are willing to accept the risk that the price at which you are able to sell the Securities may be significantly less than the amount you invested.

•	You seek current income from your investment, subject to the risk that you may not receive any coupon payments.

•	You are not seeking an investment for which there will be an active secondary market.

•	You are comfortable with the creditworthiness of UBS, as issuer of the Securities.

The Securities may not be a suitable investment for you if:

•	You believe that the level of the Index will decline during the term of the Securities or the level of the Index will not increase by an amount sufficient to offset the Accrued Tracking Fee or Adjusted Tracking Fee Shortfall and any Redemption Fee, as applicable, less any Coupon Amounts, any Stub Reference Distribution Amount and/or any Adjusted Coupon Amount.

•	You are not willing to accept the risk that you may lose some or all of your investment.

•	You are not willing to hold securities that may be redeemed early by UBS, pursuant to the UBS Call Right, on or after June 15, 2015.

•	You are not willing to accept the risk that the price at which you are able to sell the Securities may be significantly less than the amount you invested.

•	You prefer the lower risk and therefore accept the potentially lower returns of traditional fixed income investments with comparable maturities and credit ratings.

•	You seek an investment for which there will be an active secondary market.

•	You are not comfortable with the creditworthiness of UBS, as issuer of the Securities.

Who calculates and publishes the Index?

The level of the Index is calculated by NYSE Arca and disseminated by NYSE Arca approximately every fifteen seconds (assuming the level of the Index has changed within such fifteen-second interval) from 9:30 a.m. to 4:15 p.m., New York City time, and a daily Index level is published at approximately 5:00 p.m., New York City time, on each Exchange Business Day. Index information, including the Index level, is available from NYSE and Bloomberg under the symbol MLPXEPX. The Index has a limited history, thus the historical performance of the Index is not indicative of the future performance of the Index or the level of the Index on the Final Valuation Date or applicable Redemption Measurement Date or Call Valuation Date, as the case may be.

What are the tax consequences of owning the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences” on page S-54.

Pursuant to the terms of the Securities, you and we agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a coupon-bearing pre-paid forward contract with respect to the Index. In addition, you and we agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to treat the Coupon Amount (including amounts received upon the sale or exchange of the Securities in respect of accrued but unpaid Coupon Amounts) and the Stub Reference Distribution Amount, if any, as amounts that should be included in ordinary income for tax purposes at the time such amounts accrue or are received, in accordance with the your regular method of tax accounting for tax purposes. You will be required to treat the Coupon Amounts and the Stub Reference Distribution Amount, if any, in such a manner despite the fact that (i) a portion of such amounts may be attributable to distributions on the Index constituents that are not attributable to income allocations or that are attributable to allocations of long-term capital gain which is currently subject to tax at tax rates more favorable than ordinary income and (ii) there may be other possible treatments of such amounts that would be more advantageous to holders of Securities. If your Securities are so treated (and subject to the discussion below regarding the application of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”)), you should generally recognize capital gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount realized (other than any amount attributable to the Coupon Amounts and the Stub Reference Distribution Amount, if any, which will be treated as ordinary income) and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year.

In the opinion of our counsel, Sullivan & Cromwell LLP, the Securities should be treated in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that the Securities could be treated for tax purposes in an alternative manner described under “Material U.S. Federal Income Tax Consequences” on page S-54.

The Internal Revenue Service (the “IRS”) may assert that your Securities should be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. Under Section 1260 of the Code, special tax rules apply to an investor that enters into a “constructive ownership transaction” with respect to an equity interest in a “pass-thru entity.” For this purpose, a constructive ownership transaction includes entering into a forward contract with respect to a pass-thru entity and a partnership is considered to be a pass-thru entity. It is, however, not entirely clear how Section 1260 of the Code applies in the case of an index of pass-thru entities like the Index. Although the matter is not free from doubt, it is likely that Section 1260 of the Code should also apply to an index of pass-thru entities, in which case Section 1260 of the Code would apply to the Securities. If your Securities are subject to Section 1260 of the Code, then any long-term capital gain that you realize upon the sale, exchange or maturity of your Securities would be recharacterized as ordinary income (and you would be subject to an interest charge on the deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased an actual interest in any of the Index constituents (in an amount equal to the notional amount of the Index that is represented by the Securities) on the date that you purchased your Securities and sold your interest in the Index constituents on the date of the sale or maturity of the Securities (the “Excess Gain Amount”). If your Securities are subject to these rules, the Excess Gain Amount will be presumed to be equal to all of the gain that you recognized in respect of the Securities (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary. You should review the discussion of Section 1260 on page S-55 and are urged to consult your own tax advisor regarding the potential application of these rules.

The IRS released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis (possibly in excess of the Coupon Amounts), whether gain or loss upon the sale, exchange, redemption or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income (possibly in excess of the Coupon Amounts) over the term of an instrument such as the Securities. The outcome of this process is uncertain.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities in an amount that could exceed the Coupon Amounts that are paid on the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. We intend to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” on page S-54 unless and until such time as there is a change in law or the Treasury Department or IRS determines that some other treatment is more appropriate.

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

HYPOTHETICAL EXAMPLES

Hypothetical Coupon Amount Calculation

The following table illustrates the hypothetical Coupon Amount payable on each monthly Coupon Payment Date over a hypothetical period of five months. Each of the hypothetical Coupon Amounts set forth below is for illustrative purposes only and may not be the actual Coupon Amount payable to a purchaser of the Securities on any Coupon Payment Date. The actual Coupon Amount payable on any Coupon Payment Date will be determined by reference to the Reference Distribution Amount calculated as of the corresponding Coupon Valuation Date and the Accrued Tracking Fee (including any Tracking Fee Shortfall) calculated as of the corresponding Coupon Valuation Date and may be substantially different from any amounts set forth below. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Month	Current Indicative Value	Reference Distribution Amount as of the applicable Coupon Valuation Date	Accrued Tracking Fee (excluding Tracking Fee Shortfall accrued from Previous Month) as of the applicable Coupon Valuation Date*	Accrued Tracking Fee (including Tracking Fee Shortfall accrued from Previous Month) as of the applicable Coupon Valuation Date*	Coupon Amount	Tracking Fee Shortfall for the Following Month
Month 1	25.15	0.1259	0.0178	0.0178	0.1081	0.0000
Month 2	24.50	0.1324	0.0174	0.0174	0.1150	0.0000
Month 3	25.75	0.0128	0.0182	0.0182	0.0000	0.0054
Month 4	25.00	0.0024	0.0177	0.0231	0.0000	0.0207
Month 5	26.05	0.1520	0.0185	0.0392	0.1128	0.0000

*	Assumes that the total number of calendar days in each month is 30.

For additional information and key terms related to the Coupon Amount, please see “Specific Terms of the Securities — Coupon Payment.”

Hypothetical Payment at Maturity or Call, or Upon Early Redemption

The following examples illustrate how the Securities would perform at maturity or call, or upon early redemption, in hypothetical circumstances. We have included examples in which the Index Level increases at a constant rate of 1% per year through maturity (Example 1), as well as examples in which the Index Level decreases at a constant rate of 1% per year through maturity (Example 2). In addition, Example 3 shows the Index Level increasing by 1% per year for the first 15 years and then decreasing by 1% per year for the next 15 years, whereas Example 4 shows the reverse scenario of the Index Level decreasing by 1% per year for the first 15 years, and then increasing by 1% per year for the next 15 years. For ease of analysis and presentation, the following examples assume that the term of the Securities is 30 years, no Coupon Amount was paid during the term of the Securities, the Reference Distribution Amount for each applicable period is zero, no Stub Reference Distribution Amount will be paid at maturity or call and no Adjusted Coupon Amount will be paid upon call or early redemption. These examples highlight the impact of the Accrued Tracking Fee on the payment at maturity or call, or upon early redemption, under different circumstances. Because the Accrued Tracking Fee takes into account the performance of the Index, as measured by the Index Level, the absolute level of the Accrued Tracking Fee is dependent on the path taken by the Index Level to arrive at its ending level. The figures in these examples have been rounded for convenience. The Cash Settlement Amount figures for year 30 are as of the hypothetical Calculation Date, and given the indicated assumptions, a holder will receive payment at maturity or call, or upon early redemption, in the indicated amount, according to the indicated formula.

Example 1

Assumptions:

Annual Tracking Fee:	0.85% per annum
Principal Amount:	$25.00
Initial Index Level:	1000.00

Year End	Index Level	Current Indicative Value	Total Annual Tracking Fee for the Applicable Year	Accrued Tracking Fee	Cash Settlement Amount/Call Settlement Amount	Redemption Amount
A	B	C	D	E	F	G
		Principal x (B/Initial Index Level)	C x Annual Tracking Fee	Cumulative Total of D*	C – E	F – Redemption Fee
1	1010.0000	$25.2500	$0.2146	$0.2146	$25.0354	$25.0041
2	1020.1000	$25.5025	$0.2168	$0.4314	$25.0711	$25.0398
3	1030.3010	$25.7575	$0.2189	$0.6503	$25.1072	$25.0758
4	1040.6040	$26.0151	$0.2211	$0.8714	$25.1437	$25.1123
5	1051.0101	$26.2753	$0.2233	$1.0947	$25.1806	$25.1491
6	1061.5202	$26.5380	$0.2256	$1.3203	$25.2177	$25.1862
7	1072.1354	$26.8034	$0.2278	$1.5481	$25.2553	$25.2237
8	1082.8567	$27.0714	$0.2301	$1.7782	$25.2932	$25.2616
9	1093.6853	$27.3421	$0.2324	$2.0106	$25.3315	$25.2998
10	1104.6221	$27.6156	$0.2347	$2.2453	$25.3703	$25.3386
11	1115.6683	$27.8917	$0.2371	$2.4824	$25.4093	$25.3775
12	1126.8250	$28.1706	$0.2395	$2.7219	$25.4487	$25.4169
13	1138.0933	$28.4523	$0.2418	$2.9637	$25.4886	$25.4567
14	1149.4742	$28.7369	$0.2443	$3.2080	$25.5289	$25.4970
15	1160.9690	$29.0242	$0.2467	$3.4547	$25.5695	$25.5375
16	1172.5786	$29.3145	$0.2492	$3.7039	$25.6106	$25.5786
17	1184.3044	$29.6076	$0.2517	$3.9556	$25.6520	$25.6199
18	1196.1475	$29.9037	$0.2542	$4.2098	$25.6939	$25.6618
19	1208.1090	$30.2027	$0.2567	$4.4665	$25.7362	$25.7040
20	1220.1900	$30.5048	$0.2593	$4.7258	$25.7790	$25.7468
21	1232.3919	$30.8098	$0.2619	$4.9877	$25.8221	$25.7898
22	1244.7159	$31.1179	$0.2645	$5.2522	$25.8657	$25.8334
23	1257.1630	$31.4291	$0.2671	$5.5193	$25.9098	$25.8774
24	1269.7346	$31.7434	$0.2698	$5.7891	$25.9543	$25.9219
25	1282.4320	$32.0608	$0.2725	$6.0616	$25.9992	$25.9667
26	1295.2563	$32.3814	$0.2752	$6.3368	$26.0446	$26.0120
27	1308.2089	$32.7052	$0.2780	$6.6148	$26.0904	$26.0578
28	1321.2910	$33.0323	$0.2808	$6.8956	$26.1367	$26.1040
29	1334.5039	$33.3626	$0.2836	$7.1792	$26.1834	$26.1507
30	1347.8489	$33.6962	$0.2864	$7.4656	$26.2306	$26.1978

*	Because the Reference Distribution Amount for each year is assumed to be zero, the Tracking Fee Shortfall for each year is increased by the Total Annual Tracking Fee for that year, and the Accrued Tracking Fee for each year is the sum of the Total Annual Tracking Fee for that year plus the Tracking Fee Shortfall as of the end of the previous year (i.e., the sum of the Total Annual Tracking Fees for all previous years).

Cumulative Index Return	34.78%
Annual Index Return	1.00%
Annual Return on Securities**	0.16%

**	Assumes that the Securities were redeemed.

Example 2

Assumptions

Annual Tracking Fee:	0.85% per annum
Principal Amount:	$25.00
Initial Index Level:	1000.00

Year End	Index Level	Current Indicative Value	Total Annual Tracking Fee for the Applicable Year	Accrued Tracking Fee	Cash Settlement Amount/Call Settlement Amount	Redemption Amount
A	B	C	D	E	F	G
		Principal x (B/Initial Index Level)	C x Annual Tracking Fee	Cumulative Total of D*	C – E	F – Redemption Fee
1	990.0000	$24.7500	$0.2104	$0.2104	$24.5396	$24.5089
2	980.1000	$24.5025	$0.2083	$0.4187	$24.0838	$24.0537
3	970.2990	$24.2575	$0.2062	$0.6249	$23.6326	$23.6031
4	960.5960	$24.0149	$0.2041	$0.8290	$23.1859	$23.1569
5	950.9900	$23.7748	$0.2021	$1.0311	$22.7437	$22.7153
6	941.4801	$23.5370	$0.2001	$1.2312	$22.3058	$22.2779
7	932.0653	$23.3016	$0.1981	$1.4293	$21.8723	$21.8450
8	922.7447	$23.0686	$0.1961	$1.6254	$21.4432	$21.4164
9	913.5172	$22.8379	$0.1941	$1.8195	$21.0184	$20.9921
10	904.3821	$22.6096	$0.1922	$2.0117	$20.5979	$20.5722
11	895.3383	$22.3835	$0.1903	$2.2020	$20.1815	$20.1563
12	886.3849	$22.1596	$0.1884	$2.3904	$19.7692	$19.7445
13	877.5210	$21.9380	$0.1865	$2.5769	$19.3611	$19.3369
14	868.7458	$21.7186	$0.1846	$2.7615	$18.9571	$18.9334
15	860.0584	$21.5015	$0.1828	$2.9443	$18.5572	$18.5340
16	851.4578	$21.2864	$0.1809	$3.1252	$18.1612	$18.1385
17	842.9432	$21.0736	$0.1791	$3.3043	$17.7693	$17.7471
18	834.5138	$20.8628	$0.1773	$3.4816	$17.3812	$17.3595
19	826.1686	$20.6542	$0.1756	$3.6572	$16.9970	$16.9758
20	817.9069	$20.4477	$0.1738	$3.8310	$16.6167	$16.5959
21	809.7279	$20.2432	$0.1721	$4.0031	$16.2401	$16.2198
22	801.6306	$20.0408	$0.1703	$4.1734	$15.8674	$15.8476
23	793.6143	$19.8404	$0.1686	$4.3420	$15.4984	$15.4790
24	785.6781	$19.6420	$0.1670	$4.5090	$15.1330	$15.1141
25	777.8214	$19.4455	$0.1653	$4.6743	$14.7712	$14.7527
26	770.0431	$19.2511	$0.1636	$4.8379	$14.4132	$14.3952
27	762.3427	$19.0586	$0.1620	$4.9999	$14.0587	$14.0411
28	754.7193	$18.8680	$0.1604	$5.1603	$13.7077	$13.6906
29	747.1721	$18.6793	$0.1588	$5.3191	$13.3602	$13.3435
30	739.7004	$18.4925	$0.1572	$5.4763	$13.0162	$12.9999

*	Because the Reference Distribution Amount for each year is assumed to be zero, the Tracking Fee Shortfall for each year is increased by the Total Annual Tracking Fee for that year, and the Accrued Tracking Fee for each year is the sum of the Total Annual Tracking Fee for that year plus the Tracking Fee Shortfall as of the end of the previous year (i.e., the sum of the Total Annual Tracking Fees for all previous years).

Cumulative Index Return	-26.03%
Annual Index Return	-1.00%
Annual Return on Securities**	-2.16%

**	Assumes that the Securities were redeemed.

Example 3

Assumptions:

Annual Tracking Fee:	0.85% per annum
Principal Amount:	$25.00
Initial Index Level:	1000.00

Year End	Index Level	Current Indicative Value	Total Annual Tracking Fee for the Applicable Year	Accrued Tracking Fee	Cash Settlement Amount/Call Settlement Amount	Redemption Amount
A	B	C	D	E	F	G
		Principal x (B/Initial Index Level)	C x Annual Tracking Fee	Cumulative Total of D*	C – E	F – Redemption Fee
1	1010.0000	$25.2500	$0.2146	$0.2146	$25.0354	$25.0041
2	1020.1000	$25.5025	$0.2168	$0.4314	$25.0711	$25.0398
3	1030.3010	$25.7575	$0.2189	$0.6503	$25.1072	$25.0758
4	1040.6040	$26.0151	$0.2211	$0.8714	$25.1437	$25.1123
5	1051.0101	$26.2753	$0.2233	$1.0947	$25.1806	$25.1491
6	1061.5202	$26.5380	$0.2256	$1.3203	$25.2177	$25.1862
7	1072.1354	$26.8034	$0.2278	$1.5481	$25.2553	$25.2237
8	1082.8567	$27.0714	$0.2301	$1.7782	$25.2932	$25.2616
9	1093.6853	$27.3421	$0.2324	$2.0106	$25.3315	$25.2998
10	1104.6221	$27.6156	$0.2347	$2.2453	$25.3703	$25.3386
11	1115.6683	$27.8917	$0.2371	$2.4824	$25.4093	$25.3775
12	1126.8250	$28.1706	$0.2395	$2.7219	$25.4487	$25.4169
13	1138.0933	$28.4523	$0.2418	$2.9637	$25.4886	$25.4567
14	1149.4742	$28.7369	$0.2443	$3.2080	$25.5289	$25.4970
15	1160.9690	$29.0242	$0.2467	$3.4547	$25.5695	$25.5375
16	1149.3593	$28.7340	$0.2442	$3.6989	$25.0351	$25.0038
17	1137.8657	$28.4466	$0.2418	$3.9407	$24.5059	$24.4753
18	1126.4870	$28.1622	$0.2394	$4.1801	$23.9821	$23.9521
19	1115.2221	$27.8806	$0.2370	$4.4171	$23.4635	$23.4342
20	1104.0699	$27.6017	$0.2346	$4.6517	$22.9500	$22.9213
21	1093.0292	$27.3257	$0.2323	$4.8840	$22.4417	$22.4136
22	1082.0989	$27.0525	$0.2299	$5.1139	$21.9386	$21.9112
23	1071.2779	$26.7819	$0.2276	$5.3415	$21.4404	$21.4136
24	1060.5652	$26.5141	$0.2254	$5.5669	$20.9472	$20.9210
25	1049.9595	$26.2490	$0.2231	$5.7900	$20.4590	$20.4334
26	1039.4599	$25.9865	$0.2209	$6.0109	$19.9756	$19.9506
27	1029.0653	$25.7266	$0.2187	$6.2296	$19.4970	$19.4726
28	1018.7747	$25.4694	$0.2165	$6.4461	$19.0233	$18.9995
29	1008.5869	$25.2147	$0.2143	$6.6604	$18.5543	$18.5311
30	998.5010	$24.9625	$0.2122	$6.8726	$18.0899	$18.0673

*	Because the Reference Distribution Amount for each year is assumed to be zero, the Tracking Fee Shortfall for each year is increased by the Total Annual Tracking Fee for that year, and the Accrued Tracking Fee for each year is the sum of the Total Annual Tracking Fee for that year plus the Tracking Fee Shortfall as of the end of the previous year (i.e., the sum of the Total Annual Tracking Fees for all previous years).

Cumulative Index Return	-0.15%
Annual Index Return	-0.01%
Annual Return on Securities**	-1.08%

**	Assumes that the Securities were redeemed.

Example 4

Assumptions:

Annual Tracking Fee:	0.85% per annum
Principal Amount:	$25.00
Initial Index Level:	1000.00

Year End	Index Level	Current Indicative Value	Total Annual Tracking Fee for the Applicable Year	Accrued Tracking Fee	Cash Settlement Amount/Call Settlement Amount	Redemption Amount
A	B	C	D	E	F	G
		Principal x (B/Initial Index Level)	C x Annual Tracking Fee	Cumulative Total of D*	C – E	F – Redemption Fee
1	990.0000	$24.7500	$0.2104	$0.2104	$24.5396	$24.5089
2	980.1000	$24.5025	$0.2083	$0.4187	$24.0838	$24.0537
3	970.2990	$24.2575	$0.2062	$0.6249	$23.6326	$23.6031
4	960.5960	$24.0149	$0.2041	$0.8290	$23.1859	$23.1569
5	950.9900	$23.7748	$0.2021	$1.0311	$22.7437	$22.7153
6	941.4801	$23.5370	$0.2001	$1.2312	$22.3058	$22.2779
7	932.0653	$23.3016	$0.1981	$1.4293	$21.8723	$21.8450
8	922.7447	$23.0686	$0.1961	$1.6254	$21.4432	$21.4164
9	913.5172	$22.8379	$0.1941	$1.8195	$21.0184	$20.9921
10	904.3821	$22.6096	$0.1922	$2.0117	$20.5979	$20.5722
11	895.3383	$22.3835	$0.1903	$2.2020	$20.1815	$20.1563
12	886.3849	$22.1596	$0.1884	$2.3904	$19.7692	$19.7445
13	877.5210	$21.9380	$0.1865	$2.5769	$19.3611	$19.3369
14	868.7458	$21.7186	$0.1846	$2.7615	$18.9571	$18.9334
15	860.0584	$21.5015	$0.1828	$2.9443	$18.5572	$18.5340
16	868.6589	$21.7165	$0.1846	$3.1289	$18.5876	$18.5644
17	877.3455	$21.9336	$0.1864	$3.3153	$18.6183	$18.5950
18	886.1190	$22.1530	$0.1883	$3.5036	$18.6494	$18.6261
19	894.9802	$22.3745	$0.1902	$3.6938	$18.6807	$18.6573
20	903.9300	$22.5982	$0.1921	$3.8859	$18.7123	$18.6889
21	912.9693	$22.8242	$0.1940	$4.0799	$18.7443	$18.7209
22	922.0990	$23.0525	$0.1959	$4.2758	$18.7767	$18.7532
23	931.3200	$23.2830	$0.1979	$4.4737	$18.8093	$18.7858
24	940.6332	$23.5158	$0.1999	$4.6736	$18.8422	$18.8186
25	950.0395	$23.7510	$0.2019	$4.8755	$18.8755	$18.8519
26	959.5399	$23.9885	$0.2039	$5.0794	$18.9091	$18.8855
27	969.1353	$24.2284	$0.2059	$5.2853	$18.9431	$18.9194
28	978.8266	$24.4707	$0.2080	$5.4933	$18.9774	$18.9537
29	988.6149	$24.7154	$0.2101	$5.7034	$19.0120	$18.9882
30	998.5010	$24.9625	$0.2122	$5.9156	$19.0469	$19.0231

*	Because the Reference Distribution Amount for each year is assumed to be zero, the Tracking Fee Shortfall for each year is increased by the Total Annual Tracking Fee for that year, and the Accrued Tracking Fee for each year is the sum of the Total Annual Tracking Fee for that year plus the Tracking Fee Shortfall as of the end of the previous year (i.e., the sum of the Total Annual Tracking Fees for all previous years).

Cumulative Index Return	-0.15%
Annual Index Return	-0.01%
Annual Return on Securities**	-0.91%

**	Assumes that the Securities were redeemed.

You may receive Coupon Amounts during the term of the Securities, a Stub Reference Distribution Amount at maturity or call, or an Adjusted Coupon Amount upon call or early redemption. The hypothetical returns displayed in all of the examples above do not reflect any Coupon Amounts you may be entitled to receive during the term of the Securities, any Stub Reference Distribution Amount you may be entitled to receive at maturity or call, or any Adjusted Coupon Amount you may be entitled to receive upon call or early redemption. If any Coupon Amounts were paid during the term of the Securities, any Stub Reference Distribution Amount was paid upon maturity or call, or any Adjusted Coupon Amount was payable upon call or early redemption, the hypothetical Cash Settlement Amounts, Call Settlement Amounts or Redemption Amounts displayed above would have been higher (as a portion of the Accrued Tracking Fee would have been offset in calculating the Coupon Amounts or Adjusted Coupon Amount and/or the Cash Settlement Amounts or Call Settlement Amounts would have been increased by the Stub Reference Distribution Amount).

We cannot predict the actual Index Level on any Index Business Day or the market value of your Securities, nor can we predict the relationship between the Index Level and the market value of your Securities at any time prior to the Maturity Date. The actual amount that a holder of the Securities will receive at maturity or call, or upon early redemption, as the case may be, and the rate of return on the Securities will depend on the actual Final Index Level, the Accrued Tracking Fee and any Redemption Fee and whether any Coupon Amount was paid during the term of the Securities, any Stub Reference Distribution Amount is payable at maturity or call or any Adjusted Coupon Amount is payable upon call or early redemption. Moreover, the assumptions on which the hypothetical returns are based are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your Securities, if any, on the Maturity Date, Call Settlement Date or the relevant Redemption Date, as applicable, may be very different from the information reflected in the tables above. The hypothetical examples above are provided for purposes of information only.

The hypothetical examples are not indicative of the future performance of the Index, as measured by the Index Level, on any Index Business Day, the Final Index Level, or what the value of your Securities may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the Securities. The performance data shown above is for illustrative purposes only and does not represent the actual future performance of the Securities.

RISK FACTORS

Your investment in the Securities will involve risks. The Securities are not secured debt and are riskier than ordinary unsecured debt securities. As described in more detail below, the trading price of the Securities may vary considerably before the Maturity Date, due to, among other things, fluctuations in the markets to which the Index constituents are tied and other events that are difficult to predict and beyond our control. Investing in the Securities is not equivalent to investing directly in the Index constituents or the Index itself. This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus, together with the other information in this prospectus supplement and the accompanying prospectus, before investing in the Securities.

You may lose some or all of your principal. Even if the Final Index Level is greater than the Initial Index Level, you may receive less than the Principal Amount of your Securities due to the Accrued Tracking Fee and/or the Redemption Fee.

The Securities are fully exposed to any decline in the level of the Index. If the Final Index Level is less than the Initial Index Level, you will lose some or all of your investment at maturity or call, or upon early redemption. In addition, if any distributions that a Reference Holder would be entitled to receive from the Index constituents are not sufficient to cover the Annual Tracking Fee (0.85% per annum), the amount of the Accrued Tracking Fee (including the Tracking Fee Shortfall) or the Adjusted Tracking Fee Shortfall, as applicable will reduce the payment, if any, you will receive at maturity or call, or upon early redemption, which could result in a loss to you on your investment, even if the Final Index Level is greater than the Initial Index Level. In addition, if you redeem your Securities prior to maturity, you will be charged a Redemption Fee equal to 0.125% of the Current Indicative Value. If the Final Index Level, as compared to the Initial Index Level, decreases or even if the Final Index Level, as compared to the Initial Index Level, increases, but does not increase sufficiently during the relevant period to offset the negative effect of any Accrued Tracking Fee or Adjusted Tracking Fee Shortfall and any Redemption Fee, as applicable, you will receive less than the Principal Amount of your investment at maturity or call, or upon early redemption of your Securities.

You are not guaranteed a coupon payment.

You will not receive a coupon payment on a Coupon Payment Date if the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date, is less than the Accrued Tracking Fee, calculated as of the corresponding Coupon Valuation Date. The resulting Tracking Fee Shortfall, which is the difference between the Accrued Tracking Fee and the Reference Distribution Amount, will be included in the Accrued Tracking Fee for the next Coupon Valuation Date. This process will be repeated to the extent necessary until the Reference Distribution Amount for a Coupon Valuation Date is greater than the Accrued Tracking Fee for the corresponding Coupon Valuation Date. The Tracking Fee Shortfall as of the final Coupon Valuation Date, if any, will be included in the calculation of the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period.

Similarly, you will not receive a coupon payment on a Redemption Date or Call Settlement Date if the Adjusted Reference Distribution Amount, calculated as of the Redemption Measurement Date or Call Valuation Date, as applicable, is less than the Adjusted Tracking Fee and Redemption Fee, calculated as of the Redemption Measurement Date, or the Adjusted Tracking Fee calculated as of the Call Valuation Date. The resulting Adjusted Tracking Fee Shortfall, which is the difference between the Adjusted Tracking Fee and the Adjusted Reference Distribution Amount, will be included in the calculation of the Redemption Amount or the Accrued Tracking Fee as of the last Index Business Day in the Call Measurement Period, as applicable.

The Final Index Level may be less than the Index Level on the Maturity Date, Redemption Date or Call Settlement Date, or at other times during the term of the Securities.

The Index Level on the Maturity Date, a Redemption Date or Call Settlement Date, or at other times during the term of the Securities, including dates near the Final Measurement Period, the Redemption Measurement Date or

Call Measurement Period, as applicable, could be higher than the Final Index Level, because the Final Index Level is calculated based on the Index Levels measured on each Index Business Day in the Final Measurement Period or Call Measurement Period, or on the Redemption Measurement Date, as applicable. This difference could be particularly large if there is a significant increase in the Index Level after the Final Measurement Period or Call Measurement Period, or on the Redemption Measurement Date, as applicable, if there is a significant decrease in the Index Level around the Final Measurement Period or Call Measurement Period, or on the Redemption Measurement Date, as applicable, or if there is significant volatility in the Index Levels during the term of the Securities.

There are restrictions on the minimum number of Securities you may redeem and on the procedures and timing for early redemption.

You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any Redemption Date. Your Securities will be redeemed on a Redemption Date only if we receive a notice of early redemption from your broker by no later than 12:00 noon (New York City time) and a broker’s confirmation of redemption by no later than 5:00 p.m. (New York City time) on the applicable Redemption Notice Date. If we do not receive your notice of early redemption by 12:00 noon (New York City time), or the broker’s confirmation of redemption by 5:00 p.m. (New York City time) on the applicable Redemption Notice Date, your notice will not be effective and we will not redeem your Securities on the applicable Redemption Date. Your notice of early redemption will not be effective until we confirm receipt. In addition, we may request a medallion signature guarantee or such assurances of delivery as we may deem necessary in our sole discretion. See “Specific Terms of the Securities — Early Redemption at the Option of the Holders” on page S-42 for more information.

You will not know the Redemption Amount at the time you elect to request that we redeem your Securities.

You will not know the Redemption Amount you will receive at the time you elect to request that we redeem your Securities. Your notice to us to redeem your Securities is irrevocable and must be received by us no later than 12:00 noon, New York City time, on the applicable Redemption Notice Date and a completed and signed confirmation of such redemption must be received by us no later than 5:00 p.m., New York City time, on the same date. The Redemption Notice Date is the Index Business Day on which such notice and confirmation are received by us. You will not know the Redemption Amount until after the Redemption Measurement Date, which is the Index Business Day following the Redemption Notice Date, and we will pay you the Redemption Amount, if any, on the Redemption Date, which is the third Business Day following the Redemption Measurement Date. As a result, you will be exposed to market risk in the event the market fluctuates after we confirm the validity of your notice of election to exercise your rights to have us redeem your Securities, and prior to the relevant Redemption Date. Owning the Securities is not the same as owning interests in the Index constituents or a security directly linked to the performance of the Index. The return on your Securities will not reflect the return you would have realized if you had actually owned interests in the Index constituents or a security directly linked to the performance of the Index measured using any method other than average Index Levels, and held such investment for a similar period. In addition, any return on your Securities includes the negative effect of the Accrued Tracking Fee and any Redemption Fee.

Credit of UBS.

The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any payment at maturity or call, or upon early redemption, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity or call, or upon early redemption. In addition, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.

Changes in our credit ratings may affect the market value of the Securities.

Our credit ratings are an assessment of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value of the Securities. However, because the return on the Securities is dependent upon certain factors in addition to our ability to pay our obligations on the Securities, an improvement in our credit ratings will not reduce the other investment risks related to the Securities. Therefore, an improvement in our credit ratings may or may not have a positive effect on the market value of the Securities.

You have no rights or interests in any of the MLPs underlying the Index or rights to receive any equity securities.

Investing in the Securities will not make you a holder of any interest in an MLP that is an Index constituent. The Internal Revenue Service could possibly assert, however, that you should be treated as owning such MLPs for U.S. federal income tax purposes. See “Supplemental U.S. Tax Considerations — Alternative Treatments.” Neither you nor any other holder or owner of the Securities will have any voting rights, any right to receive distributions or any other rights with respect to the Index constituents. The Cash Settlement Amount, Call Settlement Amount or Redemption Amount, if any, will be paid in U.S. dollars, and you will have no right to receive delivery of any interests in the Index constituents.

Risk of investing in securities linked to an index composed of MLP units.

The Index constituents are MLP units. An MLP is an entity receiving partnership taxation treatment under the Code, and whose partnership interests or “units” are traded on securities exchanges like shares of corporate stock. The performance of MLP units is subject to certain risks inherent in the structure of MLPs, including tax risks, the limited ability to elect or remove management or the general partner or managing member, limited voting rights and conflicts of interest between the general partner or managing member and its affiliates and the limited partners or members. Because the Securities are linked to the value of the Index, and the Index constituents are MLP units, the performance of the Securities is subject to these same risks.

The market value of the Securities may be influenced by many unpredictable factors.

The market value of your Securities may fluctuate between the date you purchase them and the Final Valuation Date when the Security Calculation Agent will determine your payment at maturity (if they are not subject to a call or early redemption). Therefore, you may sustain a significant loss if you sell the Securities in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that, generally, the level of the Index will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include:

•	the volatility of the Index (i.e., the frequency and magnitude of changes in the level of the Index);

•	the market prices of the Index constituents; volatility, earnings, financial conditions, corporate, industry and regulatory developments, and other events affecting the MLPs whose MLP units make up the Index;

•	the dividend or distribution rates paid by the Index constituents;

•	the time remaining to the maturity of the Securities;

•	supply and demand for the Securities, including to the extent affected by inventory positions with UBS or any market maker;

•	the amount of the Accrued Tracking Fee and whether there is any Tracking Fee Shortfall;

•	economic, financial, political, regulatory, geographical, agricultural, judicial or other events that affect the level of the Index or the market prices of the Index constituents, or that affect markets generally; and

•	the actual and perceived creditworthiness of UBS.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor in an unpredictable manner, which could negatively affect the market value of the Securities.

Strategic risks associated with the Index constituents.

The Index constituents employ various strategies to achieve their investment objectives. The following outlines the key risks of strategies pursued by the Index constituents.

Risk of investing in mortgage-backed and asset-backed securities.

Some of the Index constituents may invest in mortgage- and asset-backed securities. Investments in mortgage- and asset-backed securities are subject to prepayment or call risk, which is the risk that borrowers may prepay their loans at faster than expected rates. Such securities may be prepaid at a price less than the original purchase value. Certain mortgage- and asset-backed securities may be more volatile, less liquid and more difficult to value than traditional debt securities.

Mortgage and asset-backed securities have different risk characteristics from traditional debt securities. Although generally the value of fixed-income securities increases during periods of falling interest rates and decreases during periods of rising rates, this is not always the case with mortgage and asset-backed securities. This is due to the fact that principal may be prepaid at any time as well as other factors. Generally, prepayments will increase during a period of falling interest rates and decrease during a period of rising interest rates. The rate of prepayments also may be influenced by economic and other factors, such as changes in credit use and payment patterns. Mortgage- and asset-backed securities also involve the risk that various federal and state consumer laws and other legal, regulatory and economic factors may result in the collateral backing the securities being insufficient to support payment on the securities.

Risks of investing in non-investment grade debt.

The Index is comprised of MLPs that may invest in U.S. dollar high yield corporate and municipal bonds and are therefore subject to high yield securities risk, which is the risk that securities that are rated below investment grade (commonly known as “junk bonds,” including those bonds rated at BB+ or lower by S&P or Fitch or Ba1 or lower by Moody’s) may be more volatile than higher-rated securities of similar maturity. High yield securities may also be subject to greater levels of credit or default risk than higher-rated securities. The value of high yield securities can be adversely affected by overall economic conditions, such as an economic downturn or a period of rising interest rates, and high yield securities may be less liquid and more difficult to sell at an advantageous time or price or to value than higher-rated securities. In particular, high yield securities are often issued by smaller, less creditworthy companies or municipalities or by highly leveraged (indebted) firms or municipalities, which are generally less able than more financially stable firms or municipalities to make scheduled payments of interest and principal.

Risks of investing in fixed income securities.

The Index is comprised of MLPs that may invest in fixed income securities, which may include investment grade and high yield municipal bonds, high yield corporate bonds and emerging market sovereign bonds. Investing in the Securities, which are linked to Index constituents that may invest in fixed income securities, differs significantly from investing directly in bonds themselves and holding them until maturity since the values of the Index Constituent Securities fluctuate, at times significantly, during each trading day based upon the current market prices of the underlying bonds and upon the performance of each Index constituent’s other investments. The market prices of the underlying bonds are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuer of these bonds.

In general, fixed income securities are significantly affected by changes in current market interest rates. As interest rates rise, the price of fixed income securities, including those held by some Index constituents, is likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. To the extent that the Index constituents invest in fixed income securities with a longer term remaining to maturity, the risk of price volatility in the underlying securities and, consequently, the volatility in the value of the Index Constituent Securities, will be increased. As a result, rising interest rates may cause the value of the bonds underlying the Index Constituent Securities, the Index Constituent Securities and, therefore, the Securities, to decline.

Interest rates are subject to volatility due to a variety of factors, including:

•	sentiment regarding underlying strength in the U.S. and global economies;

•	expectations regarding the level of price inflation;

•	sentiment regarding credit quality in the U.S. and global credit markets;

•	central bank policies regarding interest rates; and

•	the performance of U.S. and foreign capital markets.

In addition, the prices of the Index constituents that invest in fixed income securities may be significantly influenced by the creditworthiness of the issuers of the bonds. Such Index constituents may have their credit ratings downgraded, including a downgrade from investment grade to non-investment grade status, or have their credit spreads widen significantly. Following a ratings downgrade or the widening of credit spreads, some or all of the underlying bonds may suffer significant and rapid price declines. These events may affect only a few or a large number of the underlying bonds. For example, during the recent credit crisis in the United States, credit spreads widened significantly as the market demanded very high yields on a variety of bonds and, as a result, the prices of such bonds dropped significantly. There can be no assurance that some or all of the factors that contributed to this credit crisis will not continue or return during the term of the Securities, and, consequently, depress the price, perhaps significantly, of the underlying bonds and therefore the value of the Index Constituent Securities and the Securities.

Currency exchange rate risk.

The Securities are linked to MLPs that may invest in securities that are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the Securities will be exposed to currency exchange rate risk with respect to the currencies in which such securities trade. The values of the currencies of the countries in which such MLPs may invest may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. An investor’s net exposure will depend on the extent to which the relevant non-U.S. securities strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. security in the portfolios of such MLPs. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of the securities in which such MLPs invest will be adversely affected and the value of the Securities may decrease.

Sector and industry concentration risks associated with the Index constituents.

The Securities will be more exposed to losses in a particular industry or sector to the extent that the Index constituents concentrate their investments in such industry or sector. As a result, the Securities may be subject to loss due to adverse occurrences that affect such industries or sectors, even if general market conditions are favorable. The Index Constituent Securities will vary over time, and thus are not limited to the following particular sector and industries.

Risks of investing in the real estate industry.

The Index is comprised of MLPs that may invest, directly or indirectly (such as by investing in REITs), in real estate, which subjects the value of the Index to many of the risks of owning real estate directly, such as decreases in real estate values, overbuilding, increased competition and other risks related to local or general economic conditions, increases in operating costs and property taxes, changes in zoning laws, casualty or condemnation losses, possible environmental liabilities, regulatory limitations on rent and fluctuations in rental income. Therefore, adverse economic, business or political developments affecting the value of real estate could have an effect on the value of the Securities.

Risks of investing in the consumer goods sector.

The Index is comprised of MLPs that may invest in the consumer goods sector, which may be strongly affected by social trends, marketing campaigns and other factors affecting consumer demand. Governmental regulation affecting the production, marketing or sale of certain types of consumer goods may affect the profitability of certain consumer goods companies, and issuers in this sector may be adversely affected by new laws, regulations and litigation. The consumer goods sector is affected by the strength of the U.S. economy and factors out of the U.S. government’s control, such as global oil prices. Many consumer goods in the U.S. may also be marketed globally, and such consumer goods companies may be affected by the demand and market conditions in non-U.S. countries. Adverse economic, business, or regulatory developments affecting the consumer goods sector could have a negative impact on the value of investments in this sector, and therefore on the value of the Securities.

Risks associated with the financial services sector.

The financial services sector includes companies engaged in banking, commercial and consumer finance, investment banking, brokerage, asset management, custody or insurance. Because the Index includes MLPs which may invest in companies that operate in or invest in the financial services sector, or which may themselves operate in the financial services sector, or both, the Securities are sensitive to changes in, and its performance may depend on, the overall condition of the financial services sector. Companies in the financial services sector may be subject to extensive government regulation that affects the scope of their activities, the prices they can charge and the amount of capital they must maintain. The profitability of companies in the financial services sector may be adversely affected by increases in interest rates. The profitability of companies in the financial services sector may be adversely affected by loan losses, which usually increase in economic downturns. In addition, the financial services sector is undergoing numerous changes, including continuing consolidations, development of new products and structures and changes to its regulatory framework. Furthermore, increased government involvement in the financial services sector could result in a change of the Index’s exposure to financial institutions. Recent developments in the credit markets have caused companies operating in the financial services sector to incur large losses, experience declines in the value of their assets and even cease operations.

Risks associated with the telecommunications sector.

The Index is comprised of MLPs that may invest in the telecommunications sector. Issuers doing business in the telecommunications sector are subject to many risks, including the negative impact of regulation, a competitive marketplace, difficulty in obtaining financing, rapid obsolescence, and agreements linking future rate increases to inflation or other factors not directly related to the active operating profits of the issuer. Adverse economic, business, or regulatory developments affecting the telecommunications sector could have a negative impact on the value of investments in this sector, and therefore on the value of the Securities.

Risks of investing in the industrials sector.

The Index is comprised of MLPs that may invest in the industrials sector. Issuers doing business in the industrials sector may be adversely affected by changes in government regulation, world events and economic conditions. In addition, these companies are subject to many risks, including environmental damage claims, commodity price volatility, changes in exchange rates, imposition of import controls, increased competition, depletion of resources, new technological developments and difficulties relating to labor relations. Adverse economic, business, or regulatory developments in these or other areas affecting the industrials sector could have a negative impact on the value of investments in this sector, and therefore on the value of the Securities.

Risks of investing in the health care sector.

The Index is comprised of MLPs that may invest in the health care sector. Companies in the health care sector are subject to extensive government regulation and their profitability can be significantly affected by restrictions on government reimbursement for medical expenses, rising costs of medical products and services, pricing pressure (including price discounting), limited product lines and an increased emphasis on the delivery of healthcare through outpatient services. Companies in the health care sector are heavily dependent on obtaining and defending patents, which may be time consuming and costly, and the expiration of patents may also adversely affect the profitability of the companies. Health care companies are also subject to extensive litigation based on product liability and similar claims. In addition, their products can become obsolete due to industry innovation, changes in technologies or other market developments. Many new products in the health care sector require significant research and development and may be subject to regulatory approvals, all of which may be time consuming and costly with no guarantee that any product will come to market. Adverse economic, business, or regulatory developments affecting the health care sector could have a negative impact on the value of investments in this sector, and therefore on the value of the Securities.

The Index Constituent Securities are not equally weighted and changes in the values of the Index Constituent Securities may offset each other.

Because the Index constituents are weighted by market capitalization, the same percentage change in two or more Index constituents will have different effects on the Final Index Level. For example, any decrease in the value of an Index constituent at or near the maximum weight of 10% will have a significantly greater effect on the Final Index Level than a comparable percentage increase in the value of an Index constituent with a lesser weighting. Therefore, in calculating the level of the Index, increases in the values of some of the Index constituents may be moderated, or more than offset, by lesser increases or declines in the values of other Index constituents.

There are uncertainties regarding the Index because of its limited performance history.

The Index was launched on April 1, 2014, and therefore has a limited history. Limited historical information will be available for you to consider in making an independent investigation of the Index performance, which may make it more difficult for you to make an informed decision with respect to an investment in the Securities than if the Index had a longer performance history.

Estimated historical and historical levels of the Index should not be taken as an indication of future performance during the term of the Securities.

The actual performance of the Index over the term of the Securities, as well as the amount payable at maturity or call, or upon early redemption or acceleration, may bear little relation to the historical performance of the Index, which is limited as of the date of this prospectus supplement, or the past estimated historical performance of the Index. The performance of the Index constituents will determine the Index Level on any given Redemption Date, the Maturity Date, Call Settlement Date or at other times during the term of the Securities. As a result, it is impossible to predict whether the Index Level will rise or fall.

The Securities may trade at a substantial premium to or discount from the intraday indicative value.

The market value of the Securities is influenced by many unpredictable factors, some of which may cause the price at which the Securities can be sold in the secondary market to vary substantially from the intraday indicative value that is calculated and disseminated throughout trading hours. For example, if UBS were to suspend sales of the Securities for any reason, the liquidity of the market for the Securities could be affected, potentially leading to insufficient supply, causing the market price of the Securities to increase. Such an increase could represent a premium over the intraday indicative value. Conversely, unpredictable factors could cause the Securities to trade at a discount from the intraday indicative value, which may result in a loss of your investment if you sell your Securities in the secondary market.

NYSE Arca may, in its sole discretion, discontinue the public disclosure of the intraday indicative value of the Index and the end-of-day closing value of the Index.

NYSE Arca, the Index Calculation Agent, is not under any obligation to continue to calculate the intraday indicative value of the Index and end-of-day official closing value of the Index or required to calculate similar values for any successor index. The Securities are listed on the NYSE Arca and if NYSE Arca discontinues such public disclosure, we may not be able to provide the intraday indicative values related to the Index required to maintain any listing of the Securities on the NYSE Arca. If the Securities are not approved for listing, or if they are approved and later become delisted, the liquidity of the market for the Securities may be materially and adversely affected and you may sustain significant losses if you sell your Securities in the secondary market. We are not required to maintain the listing of the Securities on NYSE Arca or any other exchange.

Wells Fargo Securities, LLC (the “Index Sponsor”) and NYSE Arca may adjust the Index in a way that affects the Index Level, and neither the Index Sponsor nor NYSE Arca has any obligation to consider your interests as a holder of the Securities.

NYSE Arca is responsible for calculating and publishing the Index in consultation with the Index Sponsor. The Index Sponsor can add, delete or substitute the securities underlying the Index or make other methodological changes that could change the Index Level. You should realize that the changing of securities included in the Index may affect the Index, as a newly added security may perform significantly better or worse than the security or securities it replaces. Additionally, NYSE Arca may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the Securities. Neither the Index Sponsor nor NYSE Arca has any obligation to consider your interests as a holder of the Securities in calculating or revising the Index. See “The Wells Fargo® Master Limited Partnership ex Energy Index.”

The liquidity of the market for the Securities may vary materially over time, and may be limited if you do not hold at least 50,000 Securities.

As stated on the cover of this prospectus supplement, we sold a portion of the Securities following the Initial Trade Date, and the remainder of the Securities may be offered and sold from time to time, through UBS Securities LLC, our affiliate, as agent, to investors and dealers acting as principals. Also, the number of Securities outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the Securities. We may suspend or cease sales of the Securities at any time, at our sole discretion. Accordingly, the liquidity of the market for the Securities could vary materially over the term of the Securities. While you may elect to redeem your Securities prior to maturity, early redemption is subject to the conditions and procedures described elsewhere in this prospectus supplement, including the condition that you must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any Redemption Date. Furthermore, on a Call Settlement Date on any Business Day on or after June 15, 2015, through and including the Maturity Date, we may elect to redeem all, but not less than all, issued and outstanding Securities.

Changes that affect the composition and calculation of the Index will affect the market value of the Securities and the Redemption Amount.

The amount payable on the Securities and their market value could be affected if the Index Sponsor, in its sole discretion, discontinues or suspends calculation of the Index in which case it may become difficult to determine the market value of the Securities. If events such as these occur, or if the Index Level or the Final Index Level is not available because of a market disruption event or for any other reason, the Security Calculation Agent will make a good faith estimate in its sole discretion of the Index Level or Final Index Level that would have prevailed in the absence of the market disruption event. If the Security Calculation Agent determines that the publication of the Index is discontinued and that there is no Successor Index on the date when the Index Level or Final Index Level is required to be determined, the Security Calculation Agent will determine the relevant Index levels using the closing level and published share weighting of each Index constituent included in the Index or Successor Index, as applicable, immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions as described under “The Wells Fargo® Master Limited Partnership ex Energy Index — Corporate Actions.”

There may not be an active trading market in the Securities; sales in the secondary market may result in significant losses.

The Securities have been approved for listing, subject to official notice of issuance, on NYSE Arca. However, we are not required to maintain any listing of the Securities on NYSE Arca or any other exchange. Certain affiliates of UBS may engage in limited purchase and resale transactions in the Securities, although they are not required to do so and may stop at any time. If an active secondary market develops, we expect that investors will purchase and sell the Securities primarily in this secondary market. Even if an active secondary market for the Securities develops, it may not provide significant liquidity or trade at prices advantageous to you. As a result, if you sell your Securities in the secondary market, you may have to do so at a discount from the issue price and you may suffer significant losses.

Trading and other transactions by UBS or its affiliates in the Index constituents, futures, options, exchange-traded funds or other derivative products on such Index constituents or the Index may impair the market value of the Securities.

As described below under “Use of Proceeds and Hedging” on page S-53, UBS or its affiliates may hedge their obligations under the Securities by purchasing the Index constituents, futures or options on the Index constituents or the Index, or exchange traded funds (“ETFs”) or other derivative instruments with returns linked or related to changes in the performance of the Index constituents or the Index, and they may adjust these hedges by, among other things, purchasing or selling the Index constituents, futures, options, or ETFs or other derivative instruments with returns linked or related to changes in the performance of the Index constituents or the Index at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of such Index constituents and/or the level of the Index and, therefore, the market value of the Securities. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

UBS or its affiliates may also engage in trading in the Index constituents and other investments relating to the Index constituents or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of the Index constituents and the level of the Index and, therefore, the market value of the Securities. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any Index constituents or the Index. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Securities.

We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities. Any such research, opinions or recommendations could affect the level of the Index constituents, the Index or the market value of the Securities.

UBS and its affiliates publish research from time to time on stocks or commodities and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. The Securities are linked to an Index that is intended to measure the performance of all non-energy MLPs listed on the New York Stock Exchange (“NYSE”), NYSE MKT or NASDAQ that satisfy certain market capitalization and other eligibility requirements, as determined by the Index Sponsor in accordance with the Index methodology described herein. Investors should make their own independent investigation of the merits of investing in the Securities and the Index to which the Securities are linked.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the Index and the Index constituents that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could have an adverse impact on the market value of the Securities.

An Index constituent may be replaced upon the occurrence of certain adverse events.

An exchange may replace or delist a constituent included in the Index. Procedures have been established by the Index Sponsor to address such events, which may include, among other things, a market disruption event (as it pertains to the Index) or the replacement or delisting of an Index constituent. There can be no assurance, however, that a market disruption event (as it pertains to the Index), the replacement or delisting of an Index constituent, or any other force majeure event, will not have an adverse or distortive effect on the value of the Index or the manner in which it is calculated and, therefore, may have any adverse impact on the value of the Securities. An Index constituent may also be removed from the Index, as described under “The Wells Fargo® Master Limited Partnership ex Energy Index.”

There are potential conflicts of interest between you and the Security Calculation Agent.

Our affiliate, UBS Securities LLC, will serve as the Security Calculation Agent. UBS Securities LLC will, among other things, decide the amount of the return paid out to you on the Securities at maturity or call, or upon early redemption. For a fuller description of the Security Calculation Agent’s role, see “Specific Terms of the Securities — Security Calculation Agent” on page S-47. The Security Calculation Agent will exercise its judgment when performing its functions. For example, the Security Calculation Agent may have to determine whether a market disruption event affecting the Index constituents or the Index has occurred or is continuing on a day during the Call Measurement Period or the Final Measurement Period, or on the Redemption Measurement Date. This determination may, in turn, depend on the Security Calculation Agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the Security Calculation Agent may affect the market value of the Securities, the Security Calculation Agent may have a conflict of interest if it needs to make any such decision.

The Security Calculation Agent can postpone the determination of the Final Index Level and thus the applicable Redemption Date, the Call Settlement Date or the Maturity Date if a market disruption event occurs during the applicable measurement period.

The determination of the Final Index Level may be postponed if the Security Calculation Agent determines that a market disruption event has occurred or is continuing during the Final Measurement Period or the Call

Measurement Period, or on the Redemption Measurement Date. If such a postponement occurs, then the Security Calculation Agent will instead use the Index Level on the first Index Business Day after that day on which no market disruption event occurs or is continuing. In no event, however, will the Final Measurement Period, Call Measurement Period or Redemption Measurement Date for the Securities be postponed by more than three Index Business Days. As a result, the applicable Redemption Date, the Call Settlement Date or the Maturity Date for the Securities could also be postponed, although not by more than three Index Business Days. If the Final Measurement Period, Call Measurement Period, or Redemption Measurement Date is postponed to the last possible day, but a market disruption event occurs or is continuing on such last possible day, that day will nevertheless be the final day in the Final Measurement Period or the Call Measurement Period, or will be the Redemption Measurement Date. If a market disruption event is occurring on the last possible day in the Final Measurement Period or the Call Measurement Period, or on the Redemption Measurement Date, then the Security Calculation Agent will make a good faith estimate in its sole discretion of the Index Level that would have prevailed in the absence of the market disruption event. See “Specific Terms of the Securities — Market Disruption Event.”

UBS and its affiliates have no affiliation with the Index Sponsor and are not responsible for their public disclosure of information.

We and our affiliates are not affiliated with Wells Fargo Securities, LLC, the Index Sponsor (except for the licensing arrangements discussed under “The Wells Fargo® Master Limited Partnership ex Energy Index — License Agreement”) and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index. If the Index Sponsor discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the Securities and the payment at maturity. The Security Calculation Agent may designate a Successor Index in its sole discretion. If the Security Calculation Agent determines in its sole discretion that no Successor Index comparable to the Index exists, the payment you receive at maturity, redemption or call will be determined by the Security Calculation Agent in its sole discretion. See “Specific Terms of the Securities — Market Disruption Event” and “Specific Terms of the Securities — Security Calculation Agent” on page S-47. The Index Sponsor is not involved in the offer of the Securities in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

We have derived the information about the Index Sponsor and the Index from publicly available information, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information with respect to the Index Sponsor or the Index. You, as an investor in the Securities, should make your own independent investigation into the Index Sponsor and the Index.

The Index Sponsor has discretion and is not obligated to consider the interests of holders of the Securities.

The Index methodology allows the Index Sponsor to modify the Index rules and methodology from time to time as it deems appropriate in its sole discretion. As a result, the Index methodology, and therefore the Index constituents, may change in unpredictable ways in the Index Sponsor’s sole discretion. Because the Index Sponsor has no obligation to take into consideration the interests of holders of the Securities, there can be no assurance that the Index Sponsor’s actions will not cause the Securities to decrease in value.

Index calculation disruption events may require an adjustment to the calculation of the Index.

At any time during the term of the Securities, the intraday and daily calculations of the level of the Index may be adjusted in the event that the Security Calculation Agent determines that any of the following Index calculation disruption events exists: the termination or suspension of, or material limitation or disruption in the trading of any of the Index constituents. Any such Index calculation disruption events may have an adverse impact on the level of the Index or the manner in which each is calculated and, therefore, may have an adverse effect on the market value of the Securities. See “Specific Terms of the Securities — Market Disruption Event.”

UBS may redeem the Securities prior to the Maturity Date.

On any Business Day on or after June 15, 2015, UBS may elect to redeem all, but not less than all, of the outstanding Securities upon not less than sixteen calendar days’ prior notice. If UBS elects to redeem your Securities pursuant to the UBS Call Right, you may not be able to reinvest at comparable terms or returns.

If UBS were to be subject to restructuring proceedings, the market value of the Securities may be adversely affected.

Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder. Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, FINMA is authorized to open restructuring proceedings (Sanierungsverfahren) or liquidation (bankruptcy) proceedings (Bankenkonkurs) in respect of, and/or impose protective measures (Schutzmassnahmen) in relation to, UBS. The Swiss Banking Act, as last amended as of January 1, 2013, grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium (Stundung) or a maturity postponement (Fälligkeitsaufschub), which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. As of the date of this prospectus supplement, there are no precedents as to what impact the revised regime would have on the rights of holders of the Securities or the ability of UBS to make payments thereunder if one or several of the measures under the revised insolvency regime were imposed in connection with a resolution of UBS.

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled “What are the tax consequences of the Securities?” in the summary section on page S-8, and the section entitled “Material U.S. Federal Income Tax Consequences” on page S-54. You should consult your tax advisor about your own tax situation.

The IRS may assert that your Securities should be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. Under Section 1260 of the Code, special tax rules apply to an investor that enters into a “constructive ownership transaction” with respect to an equity interest in a “pass-thru entity.” For this purpose, a constructive ownership transaction includes entering into a forward contract with respect to a pass-thru entity and a partnership is considered to be a pass-thru entity. It is, however, not entirely clear how Section 1260 of the Code applies in the case of an index of pass-thru entities like the Index. Although the matter is not free from doubt, it is likely that Section 1260 of the Code should also apply to an index of pass-thru entities, in which case Section 1260 of the Code would apply to the Securities. If your Securities are subject to these rules, then any long-term capital gain that you realize upon the sale, exchange or maturity of your Securities would be recharacterized as ordinary income (and you would be subject to an interest charge on the deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased an actual interest in any of the Index constituents (in an amount equal to the notional amount of the Index that is represented by the Securities) on the date that you purchased your Securities and sold your interest in the Index constituents on the date of the sale or maturity of the Securities (the “Excess Gain Amount”). If your Securities are subject to Section 1260 of the Code, the Excess Gain Amount will be presumed to be equal to all of the gain that you recognized in respect of the Securities (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary. You should review the discussion of Section 1260 on page S-55 and are urged consult your own tax advisor regarding the potential application of these rules.

The IRS released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis (possibly in excess of the Coupon Amounts), whether gain or loss upon the sale, exchange, redemption or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income (possibly in excess of the Coupon Amounts) over the term of an instrument such as the Securities. The outcome of this process is uncertain.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities in an amount that could exceed the Coupon Amounts that are paid on the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. We intend to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” on page S-54 unless and until such time as there is a change in law or the Treasury Department or IRS determines that some other treatment is more appropriate.

THE WELLS FARGO® MASTER LIMITED PARTNERSHIP EX ENERGY INDEX

We have derived all information contained in this prospectus supplement regarding the Index, including, without limitation, its make-up, performance, method of calculation and changes to its constituents, which govern the management and calculation of the Index, from publicly available sources without independent verification.

Such information reflects the policies of and is subject to change by the Index Sponsor or NYSE Arca, as applicable. We have not conducted any independent review or due diligence of publicly available information with respect to the Index Sponsor or the Index. The composition of the Index is determined by the Index Sponsor based upon a methodology designed by the Index Sponsor, and the Index Levels are calculated and published by NYSE Arca, the Index Calculation Agent. Neither the Index Sponsor nor the Index Calculation Agent has any obligation to continue to publish, and may discontinue the publication of, the Index.

Introduction

The Securities are linked to the performance of the Wells Fargo® Master Limited Partnership ex Energy Index. The Index is a modified market capitalization-weighted price-return index of all MLPs listed on the NYSE, NYSE MKT or NASDAQ that do not have an energy focus but that have a market capitalization of at least $100 million at the time of inclusion. The Index is independently calculated by the NYSE Arca. Real-time Index values are available from major market data providers (such as Bloomberg) under the ticker “MLPXEPX.” The Index was comprised of 18 non-energy MLPs as of June 6, 2014. A list of the securities included in the Index as of June 6, 2014 is contained in Annex A to this prospectus supplement.

Historical Information

The Index Sponsor began publishing data on the Index on April 1, 2014, and the Index is calculated with a base date of December 31, 2008 (the “Index Commencement Date” or “Base Date”). The base value of the Index is 1000.00. The Index has limited historical performance due to its recent launch date. You should make your own investigation of the Index, the Index constituents and the performance history of the Index constituents prior to investing in the Securities. See “Risk Factors— There are uncertainties regarding the Index because of its limited performance history” and “Estimated historical and historical levels of the Index should not be taken as an indication of future performance during the term of the Securities” on page S-23.

Index Constituent Criteria

To be considered for inclusion in the Index, an issuer must meet the organizational form, listing and market capitalization requirements described below. The Index Sponsor reviews the index composition quarterly and adjusts the composition as required on each quarterly rebalancing date. Adjustments to the composition of the Index are also made upon the occurrence of certain extraordinary events as described under “—Index Rebalancings.”

Organizational Form Requirement.  To be included in the Index, each Index constituent must be organized in the form of a limited partnership or a limited liability company classified as a “non-energy MLP” by the strategic indexing group of the Index Sponsor. “Non-energy MLPs” are entities that are MLPs, as defined by the United States Department of the Treasury regulations, and derive a majority of their income from non-energy related activities. “Non-energy related activities” generally exclude the exploration, development, mining or production, processing, refining, transportation (including pipelines transporting natural gas, oil, or products thereof), or marketing of any mineral or natural resource (including fertilizer, geothermal energy, and timber).

Listing Requirement.  Issuers of Index constituents included in the Index must have MLP units listed on the NYSE, NYSE MKT or NASDAQ and meet all listing requirements of the applicable exchange to list as publicly traded partnerships or limited liability companies according to U.S. securities regulations. A class of MLP units must have been listed on the NYSE, NYSE MKT or NASDAQ for at least 30 days immediately before any evaluation date to be considered for inclusion in the Index. There is no requirement with respect to any minimum amount of trading volume.

Market Capitalization Requirement.  Share classes of the non-energy MLP issuers included in the Index must have a market capitalization (calculated as described below) greater than $100 million. The Index Sponsor evaluates the market capitalization quarterly and will remove any Index constituents with a market capitalization less than $100 million as of the calculation date. Each Index constituent must also have maintained an average market capitalization greater than $75 million for at least 30 trading days before the quarter end evaluation date in order to remain in the Index. For the purpose of determining eligibility for inclusion in the Index, an issuer’s market capitalization is computed based on the combined market capitalization of all listed MLP classes. On any evaluation date, the market capitalization for a share class will equal the number of shares outstanding on that date, multiplied by each share’s last sale price on its primary U.S. exchange.

Once the market capitalization is determined, for non-energy MLP issuers having multiple listed share classes, the market capitalization of each share class is separately evaluated for inclusion in the Index rather than on an aggregate basis by issuer. For example, if an issuer has two listed share classes consisting of Class A, with 20 million shares outstanding priced at $10 per share, and Class B, with 20 million shares outstanding priced at $8 per share, the issuer’s market capitalization for purposes of the market capitalization requirement is $360 million. Class A and Class B would be included in the Index separately, with Class A having a higher weight than Class B due to its larger market capitalization.

The strategic indexing group of the Index Sponsor, with oversight provided by the Wells Fargo Index Review Committee (the “Index Review Committee”) , which has responsibility for overseeing all of the indices sponsored and maintained by the Index Sponsor, may adjust the market capitalization eligibility standards in the future to raise or lower the threshold for inclusion in the Index. Any such adjustment will be publicly announced by the Index Sponsor.

Calculation of the Index

The Index is calculated by NYSE Arca on a price return basis using a modified market capitalization weighting methodology under which the MLP units of a single issuer may not constitute more than 10% of the Index (calculated on an aggregate basis across total included issuer-share classes). The pool of securities to be included in the Index is identified by the Index Sponsor and confirmed by the Index Review Committee. NYSE Arca calculates the market capitalization values for each class of securities included in the Index based on publicly available information, and then compares the market capitalization of each class to the aggregate market capitalization of all classes of securities comprising the Index in order to determine the appropriate weighting for each of the Index constituents. Market capitalization weighting calculations are performed only on the Quarterly Rebalancing Date or Event Driven Rebalancing Date (each as defined below). Market capitalization weights of the Index constituents are evaluated and, as necessary, adjusted on Quarterly Rebalancing Dates and at any time an Event Driven Rebalancing occurs. To the extent that the Index Sponsor or NYSE Arca discovers an error in a calculation relating to the Index constituents or another aspect of the Index, NYSE Arca will use its best efforts to recalculate the applicable values as promptly as practicable after the error is discovered. In addition, the Index Review Committee will periodically review Index calculations to try to ensure that errors, if any, are promptly caught and corrected. The Index Sponsor will also monitor the publicly available pricing and market capitalization data on which it and NYSE Arca relies in connection with maintenance and calculation of the Index, respectively, to check for inaccuracies.

As a modified market capitalization-weighted index, the Index reflects changes in the market capitalization, or market value, of the aggregate share classes of the issuers included in the Index relative to the aggregate market capitalization of those classes on a base date. The current Index value is calculated by adding the market values of all of the applicable MLP issuer’s outstanding and NYSE, NYSE MKT or NASDAQ-listed share classes included in the Index, which are derived by multiplying the last sales price of a security in that share class on its primary U.S. exchange by the number of shares outstanding of that share class, as determined by the NYSE Arca. If no last sale price for a security is available or, in the judgment of NYSE Arca, no published price reasonably reflects the accurate, end of day trading price for the security, the most recent traded price for that security as reported on Reuters, or another equivalent financial news reporting service, that, in the reasonable judgment of NYSE Arca, accurately reflects the trading value of the security, will be used to calculate its market capitalization for inclusion in the Index.

The total market value of all securities included in the Index is then divided by a divisor (the “Index Divisor”), which is adjusted to account for stock dividends, stock splits and similar “corporate” actions affect constituents of an index. All Index Divisor adjustments are made after the closing of trading and after the calculation of the closing level of the Index.

Some corporate actions, such as stock splits, require simple changes in the number of units of a class of MLPs outstanding and the stock prices of the companies in the Index and do not require adjustments to the Index Divisor. Any adjustments, if they occur, are made in the sole discretion of the NYSE Arca in accordance with its general policies regarding market capitalization-weighted indices, and may include adjustments to the Index Divisor following quarterly reviews in order to permit continuity of the Index value should certain components no longer qualify for inclusion.

Index Rebalancings

The Index is rebalanced quarterly by the Index Sponsor as of the close of business on the final NYSE MKT trading day of each fiscal quarter (the “Quarterly Rebalancing Date”). Following a review, all securities already included in the Index that continue to meet the eligibility criteria remain in the Index, and all other securities that satisfy the eligibility criteria are added to the Index.

The Index Review Committee will review Index constituents periodically and as of the quarterly review date to verify that each constituent security complies with the Index rules set forth herein.

Adjustments to the composition of the Index are also made upon the occurrence of certain extraordinary events as described below. A date on which such adjustments are made is referred to as an “Event Driven Rebalancing Date.” An Extraordinary Event (as defined below) may result in the removal of a non-compliant security, or portion thereof, and/or a re-weighting of the Index. The Index Sponsor will notify NYSE Arca of any Extraordinary Event as soon as possible following any rebalancing.

Extraordinary Events.  The following events, and any similar event that, in the judgment of the Index Review Committee changes that character of the underlying security that, in the discretion of the Index Review Committee, the security should be added or no longer be eligible for inclusion in the Index (each, an “Extraordinary Event”) will give rise to a re-balancing and evaluation by the Index Review Committee of the eligibility of constituent securities for inclusion in the Index.

Mergers, Acquisitions and Spin-offs: In the case of a spin-off, the new security will be added to the Index if it meets all the requirements for a new constituent. If the merged, acquired or spun-off issuer is not (in the judgment of the strategic indexing group of the Index Sponsor or the Index Review Committee) a non-energy MLP, the security will not be included in the Index.

Delisting: If a current Index constituent is delisted from the NYSE, NYSE MKT or NASDAQ, the security will be removed as promptly as practicable from the Index.

Bankruptcy or Suspension or Revocation of Registration: If an issuer of a current Index constituent is voluntarily or involuntarily the subject of a bankruptcy or similar proceeding or its registration or the registration of any of its classes of common securities is revoked or suspended by the Securities and Exchange Commission, the issuer and all of its share classes will be removed as promptly as practicable from the Index.

Other Material Events. The Index Review Committee will review quarterly material changes to Index constituents in order to determine whether the securities continue to satisfy the Index eligibility criteria. In addition, the Index Review Committee may, but is not required to, remove securities from the Index upon the occurrence of a material event relating to the security or its issuer that, in its judgment, could adversely impact the tax treatment to a U.S. taxpayer holder or the ability of NYSE Arca to value the security.

Special Circumstances. Except as provided below, if on any trading day NYSE Arca fails to take action to calculate the Index, for any reason, the Index will not be calculated for that day. If one or more events occur on any trading day that impede NYSE Arca’s ability to calculate the Index (e.g., a labor strike, a blackout, a computer malfunction, a natural disaster, such as a flood, etc.), NYSE Arca will use its reasonable efforts to calculate and publish the Index performance information for the trading day, but there will be no guarantee that such calculation will be able to be carried out or that any valuation issued by NYSE Arca will be reasonable. In addition, NYSE Arca will have no obligation to notify the public or holders of the Securities that any such event has occurred or that it has determined that valuation of the Index may be inaccurate as a result. Should NYSE Arca determine in good faith that it is unable to calculate the Index for a period greater than five consecutive trading days, the Index Review Committee, or its designated delegates, may calculate the Index based on information from such sources as the Index Sponsor determines are accurate and reasonable, including the Index Sponsor’s own trading desks and Research Department. The Index Sponsor may, but will have no obligation to, calculate or disseminate Index performance should NYSE Arca be unable to do so.

Late Adjustments and Corrections. If the Index Sponsor or NYSE Arca become aware of any error that has or could have a material effect on the Index, they will use reasonable efforts to rebalance the Index as promptly as practicable following discovery of the error. If the error involves a miscalculation of the market capitalization of a constituent share class and, upon correction of the error, the share class is not eligible for inclusion in the Index, the Index Review Committee will remove the share class from the Index upon discovery of the error in accordance with the procedures relating to Extraordinary Events described above.

Index Governance

Each quarter the Index Review Committee will review the composition of the Index and recommended rebalancing of the Index, as determined by the Index Sponsor, review Rebalancing Events, and ensure that the Index is in compliance with the Index rules and methodology. The Index Review Committee may amend the Index rules and methodology from time to time as it deems appropriate in its sole discretion, provided that it will publicly disclose all material changes at least five trading days prior to implementation, unless a change is required to be made immediately by law, in which case, it will publish the changes as promptly as practicable after implementation of the change. The Index Review Committee may appoint a new calculation agent to replace NYSE Arca provided that it publishes notice of such appointment at least five trading days prior to implementation. The Index Review Committee generally includes members of the Index Sponsor’s Research Department and Compliance Department, among others.

Historical and Estimated Historical Performance

The level of the Index is deemed to have been 1,000 on December 31, 2008 (the “Index Commencement Date”). The Index Sponsor began publishing data on the Index on April 1, 2014. Therefore, the estimated historical information for the period from December 31, 2008 until April 1, 2014 is hypothetical and is provided as an illustration of how the Index would have performed during the period had the Index Sponsor begun calculating the Index on the Index commencement date using the methodology it currently uses. This data does not reflect actual performance, nor was a contemporaneous investment model run of the Index. Historical information for the period from and after April 1, 2014 is based on the actual performance of the Index.

Any historical and estimated historical upward or downward trend in value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical or estimated historical Index price returns or total returns do not give an indication of future performance of the Index. UBS cannot make any assurance that the future performance of the Index or the Index constituents will result in holders of the Securities receiving a positive return on their investment.

The table below shows the estimated historical and historical performance of the Index from December 31, 2008 through June 6, 2014.

Estimated Historical and Historical Results for

the period December 31, 2004 through June 6, 2014

	Price Return		Total Return
Year	Ending Level	Annual Return	Ending Level	Annual Return
2008	1000.00		1000.00
2009	1911.99	91.20%	2023.22	102.32%
2010	2299.62	20.27%	2540.67	25.58%
2011	1878.70	-18.30%	2179.74	-14.21%
2012	2346.23	24.89%	2874.37	31.87%
2013	3799.10	61.92%	5015.70	74.50%
2014 (through 6/6/14)	3685.44	-2.99%	5061.63	0.92%

For each time period presented, the total return of the Index is the price return of the Index during such period, but also incorporating distributions made by each Index constituent during such period into the value of the Index.

Estimated historical or past historical results are not indicative of future results.

The table below shows the historical returns of the total return version of the Index from December 31, 2008 through June 6, 2014 in comparison with the returns of the total return versions of the S&P 500® Index and the Alerian MLP Index for the same period.

	Wells Fargo® Master Limited Partnership ex Energy Index*	S&P 500® Index	Alerian MLP Index
Total Return	406.16%	142.88%	307.85%
Annualized Return	34.78%	17.74%	29.53%

*The data for the Index for the period prior to its inception on April 1, 2014 is estimated and is derived by using the Index’s calculation methodology with historical prices.

Historical information presented is as of June 6, 2014 and is furnished as a matter of information only. Estimated historical and historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from estimated historical and historical performance, either positively or negatively. See “Risk Factors—The Index has a limited performance history” for a discussion of the risk that limited information is available to evaluate the potential future performance of the Index.

The graph below illustrates the estimated historical and historical performance of the total return version of the Index from December 31, 2008 to June 6, 2014.

The graph below is based on the performance of the total return versions of the Index, the S&P 500® Index and the Alerian MLP Index.

Announcements

Adjustments to constituent securities determined by the Index Review Committee will be determined no later than five trading days prior to a Quarterly Rebalancing Date and immediately upon the occurrence of an Extraordinary Event. Such changes will be provided to NYSE Arca on a confidential basis prior to public dissemination. NYSE Arca will make this information publicly available via the NYSE Arca website on the applicable Rebalancing Date. Until its publication by NYSE Arca, the information will be treated by the Index Sponsor and the Index Review Committee as material, non-public information and access will be restricted to employees on the Index Review Committee, the NYSE Arca calculation personnel and their respective staff. In addition, communication to any sales or trading personnel within or outside of the Index Sponsor regarding the changes will be strictly prohibited and such personnel will be prohibited from trading in such securities for their personal account or their family’s accounts. The Compliance Department of the Index Sponsor will monitor the Index Review Committee and related personnel for compliance with the Index Sponsor’s Fire Wall policies and procedures.

License Agreement

We have entered into a license agreement with the Index Sponsor providing for the license to us, in exchange for a fee, of the right to use the Index, which is owned by the Index Sponsor, in connection with certain securities, including the Securities. “Wells Fargo® Master Limited Partnership ex Energy Index” and “MLPXEPX” are trademarks of Wells Fargo & Company and their use is granted under a license from Wells Fargo & Company.

Disclaimer

The Securities are not issued, guaranteed, sponsored, endorsed, sold or promoted by Wells Fargo & Company, the Index Sponsor or their subsidiaries and affiliates (collectively, “Wells Fargo”). Wells Fargo makes no representation or warranty, express or implied, to investors in the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of any data supplied by Wells Fargo or any Index to track financial instruments comprising the Index or any trading market and no guarantee of performance of the Securities. Wells Fargo’s only relationship to the issuer of the Securities is the licensing of certain intellectual property rights relating to the Index as well as trademarks and trade names of Wells Fargo and of the data supplied by Wells Fargo that is determined, composed, compiled and calculated by Wells Fargo or a third party index calculator, without regard to the Securities. Wells Fargo has no obligation to take into consideration the Securities or investors in the Securities when determining, composing, compiling or calculating the data. Wells Fargo has no obligation or liability in connection with the issuance, listing, registration, distribution, administration, trading or redemption or settlement by the issuer or otherwise of the Securities.

WELLS FARGO DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR OF ANY DATA SUPPLIED BY IT OR ANY DATA INCLUDED THEREIN AND NONE OF THEM SHALL HAVE ANY LIABILITY FOR ANY ERRORS OR OMISSIONS THEREIN. WELLS FARGO MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY INVESTORS OR ANY OTHER PERSON FROM THE USE OF THE INDEX OR OF ANY DATA SUPPLIED BY WELLS FARGO OR ANY DATA INCLUDED THEREIN. WELLS FARGO DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. IN NO EVENT SHALL WELLS FARGO HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) (EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES) ARISING OUT OF OR IN CONNECTION WITH THE USE OF THE INDEX OR ANY DATA CONTAINED THEREIN.

NYSE Arca is not affiliated with UBS or Wells Fargo Securities, LLC and does not approve, endorse, review or recommend Wells Fargo Securities, LLC, UBS or the Securities. The Securities are based on the Index, and the value of the Index is derived from sources deemed reliable, but NYSE Arca and its suppliers do not guarantee the correctness or completeness of the Index, their values or other information furnished in connection with the Index Name. NYSE Arca shall have no liability for any errors or omissions in the calculation or value of the Index.

NYSE ARCA MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY ANY PERSON OR ENTITY FROM THE USE OF THE INDEX, TRADING BASED ON THE INDEX, OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE TRADING OF UBS’S PRODUCTS, OR FOR ANY OTHER USE. WELLS FARGO SECURITIES, LLC AND NYSE ARCA MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AND HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX INCLUDING CALCULATION OF THE INDEX, THE INDEX VALUE OR ANY DATA INCLUDED THEREIN.

VALUATION OF THE INDEX AND THE SECURITIES

Intraday Index Values

On each Index Business Day, NYSE Arca, or a successor Index Calculation Agent, will calculate and publish the intraday indicative value of the Index every 15 seconds during normal trading hours on Bloomberg under the ticker symbol “MLPXEPX”. The actual closing level of the Index may vary, and on a cumulative basis over the term of the Securities may vary significantly, from the intraday indicative value of the Index. In addition, the intraday indicative value of the Index does not necessarily track the Index Level used to determine your payment at maturity or call, or upon early redemption. Consequently, the return on the Securities will not be the same as investing in a debt security with a payment at maturity or upon redemption linked to the performance of the Index measured by closing levels or intraday indicative values.

The intraday indicative calculation of the level of the Index will be provided for reference purposes only. Published calculations of the level of the Index from NYSE Arca may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current level of the Index and therefore the value of the Securities in the secondary market. The intraday indicative value of the Index published every 15 seconds will be based on the intraday prices of the Index constituents.

Intraday Security Values

An intraday “indicative value” meant to approximate the intrinsic economic value of the Securities will be calculated by NYSE Arca and published to Bloomberg (based in part on information provided by NYSE Arca) or a successor via the facilities on the Consolidated Tape Association under the symbol “FMLPIV”. In connection with your Securities, we use the term “indicative value” to refer to the value at a given time and date equal to (i) Principal Amount multiplied by the Index Performance Ratio calculated using the levels of the Index as of such time instead of Index Levels, less (ii) the Accrued Tracking Fee as of such time and date assuming such time and date is the Redemption Measurement Date, plus (iii) assuming such time and date is the Redemption Measurement Date, the Coupon Amount with respect to the Coupon Valuation Date if on such Redemption Measurement Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred plus (iv) the Adjusted Coupon Amount, if any, as of such time and date.

The intraday indicative value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer to solicitation for the purpose, sale, or termination of your Securities, nor will it reflect hedging or other transactional costs, credit considerations, market liquidity or bid-offer spreads. The levels of the Index provided by NYSE Arca will not necessarily reflect the depth and liquidity of the Index constituents. For this reason and others, the actual trading price of the Securities may be different from their indicative value.

The calculation of the intraday indicative value shall not constitute a recommendation or solicitation to conclude a transaction at the level stated, and should not be treated as giving investment advice.

The publishing of the intraday indicative value of the Securities by Bloomberg may occasionally be subject to delay or postponement. The actual trading price of the Securities may be different from their intraday indicative value. The intraday indicative value of the Securities published at least every 15 seconds during the NYSE Arca’s Core Trading Session, which is currently from 9:30 a.m. to 4:00 p.m., New York City time, will be based on the intraday indicative values of the Index, and may not be equal to the payment at maturity or call, or upon early redemption.

These intraday indicative value calculations have been prepared as of a particular time and date and will therefore not reflect subsequent changes in market values or prices or in any other factors relevant to their determination.

SPECIFIC TERMS OF THE SECURITIES

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Securities are part of a series of debt securities entitled “Medium-Term Notes, Series A” that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

The Securities will be issued under our indenture dated as of November 21, 2000 between us and U.S. Bank Trust National Association, as trustee, as supplemented by the First Supplemental Indenture thereto, dated as of February 28, 2006.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a secondary market transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below.

The Securities do not guarantee any return of principal at, or prior to, maturity or call, or upon early redemption. Instead, at maturity, you will receive a cash payment the amount of which will vary depending on the performance of the Index and will be reduced by the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period and may be zero. We refer to this cash payment as the “Cash Settlement Amount.”

If you exercise your right to have us redeem your Securities, for each Security you will receive a cash payment on the Redemption Date equal to (a) the product of (i) the Principal Amount and (ii) the Index Performance Ratio as of the Redemption Measurement Date plus (b) the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Redemption Measurement Date if on the Redemption Measurement Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Adjusted Coupon Amount, if any, minus (d) the Adjusted Tracking Fee Shortfall, if any, minus (e) the Redemption Fee. We refer to this cash payment as the “Redemption Amount.”

For each Security you hold, you will receive on each Coupon Payment Date an amount in cash equal to the difference between the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date, and the Accrued Tracking Fee, calculated as of the corresponding Coupon Valuation Date. To the extent the Reference Distribution Amount on a Coupon Valuation Date is less than the Accrued Tracking Fee on the corresponding Coupon Valuation Date, there will be no Coupon Amount payment made on the corresponding Coupon Payment Date, and a Tracking Fee Shortfall, as described below, will be included in the Accrued Tracking Fee for the next Coupon Valuation Date. If there is a Tracking Fee Shortfall as of the last Coupon Valuation Date, that amount will be taken into account in determining the Cash Settlement Amount.

Subject to your compliance with the procedures described under “— Early Redemption at the Option of the Holders” and the potential postponements and adjustments as described under “— Market Disruption Event,” you may submit a request on any Business Day during the term of the Securities to have us redeem your Securities, provided that you request that we redeem a minimum of 50,000 Securities. The “Redemption Notice Date” will be the Index Business Day that the Redemption Notice and Redemption Confirmation (each as defined below) are delivered. If such Redemption Notice or Redemption Confirmation is delivered on a day that is not an Index Business Day, then the Redemption Notice Date shall be the next Index Business Day. The Securities will be repurchased and the holders will receive payment for their Securities on the third Business Day following the Redemption Measurement Date (the “Redemption Date”). If a Market Disruption Event is continuing or occurs on the scheduled Redemption Measurement Date with respect to any of the Index constituents, the Redemption Measurement Date may be postponed as described under “— Market Disruption Event.”

Coupon Payment

For each Security you hold on the applicable Coupon Record Date, on each Coupon Payment Date you will receive an amount in cash equal to the excess, if any, of the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date, over the Accrued Tracking Fee, calculated as of the corresponding Coupon Valuation Date (the “Coupon Amount”).

To the extent the Reference Distribution Amount on any Coupon Valuation Date is less than the Accrued Tracking Fee on the corresponding Coupon Valuation Date, there will be no Coupon Amount payment made on the corresponding Coupon Payment Date, and an amount equal to the difference between the Accrued Tracking Fee and the Reference Distribution Amount (the “Tracking Fee Shortfall”) will be included in the Accrued Tracking Fee for the next Coupon Valuation Date. This process will be repeated to the extent necessary until the Reference Distribution Amount for a Coupon Valuation Date is greater than the Accrued Tracking Fee for the corresponding Coupon Valuation Date. The final Coupon Amount will be included in the Cash Settlement Amount.

The “Coupon Payment Date” means the 15th Index Business Day following each Coupon Valuation Date, provided that the final Coupon Payment Date will be the Maturity Date, subject to adjustment as described herein. The first Coupon Payment Date will be July 22, 2014.

The “Coupon Record Date” means the ninth Index Business Day following each Coupon Valuation Date.

The “Coupon Ex-Date,” with respect to a Coupon Amount, means the first Exchange Business Day on which the Securities trade without the right to receive such Coupon Amount. Under current NYSE Arca practice, the Coupon Ex-Date will generally be the second Exchange Business Day prior to the applicable Coupon Record Date.

The “Coupon Valuation Date” means the 30th day of each month and the 28th day of February of each calendar year during the term of the Securities or if such date is not an Index Business Day, then the first Index Business Day following such date, provided that the final Coupon Valuation Date will be the Calculation Date, subject to adjustment described herein. The first Coupon Valuation Date will be June 30, 2014.

The “Reference Distribution Amount” means (i) as of the first Coupon Valuation Date, an amount equal to the cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the Initial Trade Date to and including the first Coupon Valuation Date; and (ii) as of any other Coupon Valuation Date, an amount equal to the cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date. Notwithstanding the foregoing, with respect to cash distributions for an Index constituent which is scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such Index constituent fails to pay the distribution to holders of such Index constituent by the scheduled payment date for such distribution, such distribution will be assumed to be zero for the purposes of calculating the applicable Reference Distribution Amount.

The “Reference Holder” is, as of any date of determination, a hypothetical holder of a number of units of each Index constituent equal to (i) the published unit weighting of that Index constituent as of that date, divided by (ii) the product of (a) the Index Divisor as of that date, and (b) the Initial Index Level divided by 25.

“record date” means, with respect to a distribution on an Index constituent, the date on which a holder of the Index constituent must be registered as a unitholder of such Index constituent in order to be entitled to receive such distribution.

“ex-dividend date” means, with respect to a distribution on an Index constituent, the first Business Day on which transactions in such Index constituent trade on the Primary Exchange without the right to receive such distribution.

The “Annual Tracking Fee” means, as of any date of determination, an amount per Security equal to the product of (i) 0.85% and (ii) the Current Indicative Value as of the immediately preceding Index Business Day.

The “Monthly Tracking Fee” means, as of any date of determination, an amount per Security equal to the Annual Tracking Fee, calculated as of such date, divided by 12.

The “Accrued Tracking Fee” is:

(1)	with respect to the first Coupon Valuation Date, an amount equal to the product of

(a)	the Monthly Tracking Fee as of the first Coupon Valuation Date and

(b)	a fraction, the numerator of which is the total number of calendar days from and excluding the Initial Trade Date to and including the first Coupon Valuation Date, and the denominator of which is 30;

(2)	with respect to any Coupon Valuation Date, other than the first and last Coupon Valuation Dates, an amount equal to the Monthly Tracking Fee as of such Coupon Valuation Date plus the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date, if any; and

(3)	with respect to the last Coupon Valuation Date, an amount equal to

(a)	the product of

(i)	the Monthly Tracking Fee as of such Coupon Valuation Date and

(ii)	a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date, and the denominator of which is 30, plus

(b)	the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date. If there is a Tracking Fee Shortfall on the last Coupon Valuation Date, it will be taken into account in determining the Cash Settlement Amount, as described below.

The “Current Indicative Value,” as determined by the Security Calculation Agent, means, as of any date of determination, an amount per Security equal to the product of (i) the Principal Amount multiplied by (ii) a fraction, the numerator of which is equal to the Index Level as of such date and the denominator of which is equal to the Initial Index Level.

Cash Settlement Amount at Maturity

The “Maturity Date” is June 10, 2044, which will be the third Business Day following the last Index Business Day in the Final Measurement Period, subject to adjustment as described below under “— Market Disruption Event.”

For each Security, unless earlier called or redeemed, you will receive at maturity a cash payment equal to:

(a) the product of

(i) the Principal Amount and

(ii) the Index Performance Ratio as of the last Index Business Day in the Final Measurement Period, plus

(b) the final Coupon Amount, minus

(c) the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period, plus

(d) the Stub Reference Distribution Amount as of the last Index Business Day in the Final Measurement Period, if any.

We refer to this cash payment as the “Cash Settlement Amount.”

The “Principal Amount” of each Security is $25.00.

If the amount calculated above is less than zero, the payment at maturity will be zero.

You may lose some or all of your investment at maturity. Because the Accrued Tracking Fee (including any Tracking Fee Shortfall) reduces your final payment, the level of the Index, as measured by the Final Index Level, will need to increase from the Initial Index Level by an amount at least equal to the percentage of the principal amount represented by the Accrued Tracking Fee, less any Coupon Amounts and/or any Stub Reference Distribution Amount, in order for you to receive an aggregate amount over the term of the Securities equal to at least the principal amount of your Securities. If the increase in the level of the Index, as measured by the Final Index Level compared to the Initial Index Level, is insufficient to offset the negative effect of the Accrued Tracking Fee or if the Final Index Level is less than the Initial Index Level, you will lose some or all of your investment at maturity.

The Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period is an amount equal to (a) the product of (i) the Monthly Tracking Fee calculated as of the last Index Business Day in the Final Measurement Period and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the Calculation Date to and including the last Index Business Day in the Final Measurement Period, and the denominator of which is 30, plus (b) the Tracking Fee Shortfall as of the last Coupon Valuation Date, if any.

The “Index Performance Ratio” on any Index Business Day is calculated as follows:

Final Index Level
Initial Index Level

The “Initial Index Level” is 3689.24, as determined by the Index Calculation Agent.

The “Final Index Level,” as determined by the Security Calculation Agent, will be the arithmetic mean of the Index Levels measured on each Index Business Day during the Final Measurement Period or Call Measurement Period or the Index Level on any applicable Redemption Measurement Date, as applicable.

The “Index Level” is the closing level of the Index as reported on the NYSE and Bloomberg; provided, however, that if the closing level of the Index as reported on the NYSE (or any successor) differs from the closing level of the Index as reported on Bloomberg (or any successor), then the Index Level will be the closing level of the Index as calculated by the Index Calculation Agent.

The “Final Measurement Period” means the five Index Business Days from and including the Calculation Date, subject to adjustment as described under “— Market Disruption Event.”

The “Index Divisor,” as of any date of determination, is the divisor used by the Index Calculation Agent to calculate the level of the Index, as further described under “The Wells Fargo® Master Limited Partnership ex Energy Index” herein.

The “Stub Reference Distribution Amount” means, as of the last Index Business Day in the Final Measurement Period or Call Measurement Period, as applicable, an amount equal to the cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the first Index Business Day in the Final Measurement Period or Call Measurement Period, as applicable, to and including the last Index Business Day in the Final Measurement Period or Call Measurement Period, as applicable, provided, that for the purpose of calculating the Stub Reference Distribution Amount, the Reference Holder will be deemed to hold 4/5ths, 3/5ths, 2/5ths and 1/5th of the shares of each Index constituent it would otherwise hold on the second, third, fourth and fifth Index Business Day, respectively, in such Final Measurement Period or Call Measurement Period. Notwithstanding the foregoing, with respect to cash distributions for an Index constituent which is scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such Index constituent fails to pay the distribution to holders of such Index constituent by the scheduled payment date for such distribution, such distribution will be assumed to be zero for the purposes of calculating the applicable Stub Reference Distribution Amount.

The “Index Calculation Agent” means the entity that calculates and publishes the level of the Index, which is currently NYSE Arca.

The “Calculation Date” means June 1, 2044, unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustments.

“Index Business Day” means any day on which the Primary Exchange and each Related Exchange are scheduled to be open for trading.

“Exchange Business Day” means any day on which the Primary Exchange or market for trading of the Securities is scheduled to be open for trading.

“Primary Exchange” means, with respect to each Index constituent or each constituent underlying a Successor Index, the primary exchange or market of trading such Index constituent or such constituent underlying a Successor Index.

“Related Exchange” means, with respect to each Index constituent or each constituent underlying a Successor Index, each exchange or quotation system where trading has a material effect (as determined by the Security Calculation Agent) on the overall market for futures or options contracts relating to such Index constituent or such constituent underlying a Successor Index.

Early Redemption at the Option of the Holders

Subject to your compliance with the procedures described below and the potential postponements and adjustments as described under “— Market Disruption Event,” you may submit a request to have us redeem your Securities on any Business Day no later than 12:00 noon, New York City time, and a broker’s confirmation of redemption by no later than 5:00 p.m., New York City time, on the applicable Redemption Notice Date, provided that you request that we redeem a minimum of 50,000 Securities. For any applicable redemption request, the “Redemption Notice Date” will be the date that the applicable Redemption Notice and Redemption Confirmation (each as defined below) are delivered. If such Redemption Notice or Redemption Confirmation is delivered on a day that is not an Index Business Day, then the Redemption Notice Date shall be the next Index Business Day. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your

Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities. We may from time to time in our sole discretion reduce, in part or in whole, the minimum redemption amount of 50,000 Securities. Any such reduction will be applied on a consistent basis for all holders of the Securities at the time the reduction becomes effective.

The Securities will be redeemed and the holders will receive payment for their Securities on the third Business Day following the applicable Redemption Measurement Date (the “Redemption Date”). The first Redemption Date will be June 20, 2014. The final Redemption date will be June 3, 2044 (the “Final Redemption Date”). If a Market Disruption Event is continuing or occurs on the applicable scheduled Redemption Measurement Date with respect to any of the Index constituents, such Redemption Measurement Date may be postponed as described under “— Market Disruption Event.”

The applicable “Redemption Measurement Date” means the Index Business Day following the applicable Redemption Notice Date, subject to adjustments as described under “— Market Disruption Event.”

If you exercise your right to have us redeem your Securities, subject to your compliance with the procedures described under “— Redemption Procedures,” for each applicable Security you will receive a cash payment on the relevant Redemption Date equal to:

(a)	the product of

(i)	the Principal Amount and

(ii)	the Index Performance Ratio as of the Redemption Measurement Date, plus

(b)	the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Redemption Measurement Date if on the Redemption Measurement Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus

(c)	the Adjusted Coupon Amount, if any, minus

(d)	the Adjusted Tracking Fee Shortfall, if any, minus

(e)	the Redemption Fee.

We refer to this cash payment as the “Redemption Amount.”

If the amount calculated above is less than zero, the payment upon early redemption will be zero.

We will inform you of such Redemption Amount on the first Business Day following the applicable Redemption Measurement Date.

You may lose some or all of your investment upon early redemption. Because the Adjusted Tracking Fee Shortfall, if any, and Redemption Fee reduce your final payment, the level of the Index, as measured by the Final Index Level, will need to increase from the Initial Index Level by an amount at least equal to the percentage of the principal amount represented by the Adjusted Tracking Fee Shortfall, if any, and the Redemption Fee, less any Coupon Amounts and/or any Adjusted Coupon Amount, in order for you to receive an aggregate amount over the term of the Securities equal to at least the principal amount of your Securities. If the increase in the level of the Index, as measured by the Final Index Level compared to the Initial Index Level, is insufficient to offset such a negative effect, or if the Final Index Level is less than the Initial Index Level, you will lose some or all of your investment upon early redemption.

The “Adjusted Coupon Amount,” with respect to any Redemption Measurement Date, is an amount in cash equal to the difference between the Adjusted Reference Distribution Amount, calculated as of the applicable Redemption Measurement Date, and the Adjusted Tracking Fee, calculated as of such Redemption Measurement

Date. To the extent the Adjusted Reference Distribution Amount is less than the Adjusted Tracking Fee, the Redemption Amount will not include an Adjusted Coupon Amount, and the Adjusted Tracking Fee Shortfall will be included in the calculation of Redemption Amount.

The “Adjusted Reference Distribution Amount,” as of any Redemption Measurement Date, is an amount equal to the net cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to an Index constituent, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date (or if the Redemption Measurement Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Initial Trade Date) to and including such Redemption Measurement Date.

The “Adjusted Tracking Fee,” as of any Redemption Measurement Date, is an amount equal to (a) the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date plus (b) the product of (i) the Monthly Tracking Fee as of such Redemption Measurement Date and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date (or if the Redemption Measurement Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Initial Trade Date) to and including such Redemption Measurement Date, and the denominator of which is 30.

The “Adjusted Tracking Fee Shortfall,” as of any Redemption Measurement Date, is the difference between the Adjusted Tracking Fee and the Adjusted Reference Distribution Amount, to the extent that the Adjusted Reference Distribution Amount, calculated as of such Redemption Measurement Date, is less than the Adjusted Tracking Fee, calculated as of such Redemption Measurement Date.

Some of the defined terms used in this section have different applications when used in determining the Call Settlement Amount. For the definitions of the terms relevant to a call, please refer to “— UBS Call Right.”

We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Redemption and Payment.”

The Redemption Amount is meant to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

Redemption Procedures

As an indirect holder who owns beneficial interests in the Securities, in order to redeem some or all of your Securities you must give proper and timely instructions to your broker or other person through whom you hold your Securities, requesting that they notify the depositary to exercise your redemption right. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

•	deliver a notice of early redemption, which we refer to as a “Redemption Notice,” a form of which is attached to this prospectus supplement as Annex B, to UBS via email no later than 12:00 noon (New York City time) on the applicable Redemption Notice Date. If we receive your Redemption Notice by the time specified in the preceding sentence, we will respond by sending you a form of broker’s confirmation of redemption which is attached to this prospectus supplement as Annex C;

•	deliver the signed broker’s confirmation of redemption, which we refer to as the “Redemption Confirmation,” to us via facsimile in the specified form by 5:00 p.m. (New York City time) on the same day. We or our affiliate must acknowledge receipt in order for your Redemption Confirmation to be effective;

•	instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Redemption Measurement Date at a price equal to the Redemption Amount; and

•	cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your notice of early redemption after 12:00 noon (New York City time), or your broker’s confirmation of redemption after 5:00 p.m. (New York City time), on the applicable Redemption Notice Date, your notice will not be effective, you will not be able to redeem your Securities until the following Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable.

UBS Call Right

We have the right to redeem all, but not less than all, of the Securities upon not less than sixteen calendar days’ prior notice to the holders of the Securities, such redemption to occur on any Business Day that we may specify on or after June 15, 2015 through and including the Maturity Date (the “Call Settlement Date”). Upon early redemption in the event we exercise this right, you will receive a cash payment equal to

(a)	the product of

(i)	the Principal Amount and

(ii)	the Index Performance Ratio as of the last Index Business Day in the Call Measurement Period, plus

(b)	the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Call Valuation Date if on the last Index Business Day in the Call Measurement Period the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus

(c)	the Adjusted Coupon Amount, if any, minus

(d)	the Accrued Tracking Fee as of the last Index Business Day in the Call Measurement Period, plus

(e)	the Stub Reference Distribution Amount as of the last Index Business Day in the Call Measurement Period, if any.

We refer to this cash payment as the “Call Settlement Amount.”

If the amount calculated above is less than zero, the payment upon early redemption will be zero.

We will inform you of such Call Settlement Amount on the first Business Day following the last Index Business Day in the Call Measurement Period.

The holders will receive payment for their Securities on the third Business Day following the last Index Business Day in the Call Measurement Period (the “Call Settlement Date”). If a Market Disruption Event is continuing or occurs on the scheduled Call Valuation Date with respect to any of the Index constituents, such Call Valuation Date may be postponed as described under “— Market Disruption Event.”

The “Call Measurement Period” means the five Index Business Days from and including the Call Valuation Date, subject to adjustments as described under “— Market Disruption Event.”

You may lose some or all of your investment upon a call. Because the Accrued Tracking Fee (including any Tracking Fee Shortfall) reduces your final payment, the level of the Index, as measured by the Final Index Level, will need to increase from the Initial Index Level by an amount at least equal to the percentage of the principal amount represented by the Accrued Tracking Fee, less any Coupon Amounts, any Stub Reference Distribution Amount and/or any Adjusted Coupon Amount, in order for you to receive an aggregate amount over the term of the Securities equal to at least the principal amount of your Securities. If the increase in the level of the Index, as measured by the Final Index Level compared to the Initial Index Level, is insufficient to offset such a negative effect, or if the Final Index Level is less than the Initial Index Level, you will lose some or all of your investment upon a call.

The Accrued Tracking Fee as of the last Index Business Day in the Call Measurement Period is an amount equal to

(a)	the product of

(i)	the Monthly Tracking Fee calculated as of the last Index Business Day in such Call Measurement Period, and

(ii)	a fraction, the numerator of which is the total number of calendar days from and excluding the Call Valuation Date to and including the last Index Business Day in such Call Measurement Period, and the denominator of which is 30, plus

(b)	the Adjusted Tracking Fee Shortfall (as defined below), if any.

The “Adjusted Coupon Amount,” with respect to the Call Valuation Date, is an amount in cash equal to the difference between the Adjusted Reference Distribution Amount (as defined below), calculated as of the Call Valuation Date, and the Adjusted Tracking Fee (as defined in the preceding paragraph), calculated as of such Call Valuation Date. To the extent the Adjusted Reference Distribution Amount is less than the Adjusted Tracking Fee, the Call Settlement Amount will not include an Adjusted Coupon Amount, and the Adjusted Tracking Fee Shortfall (as defined below) will be included in the calculation of the Accrued Tracking Fee as of the last Index Business Day in the Call Measurement Period.

The “Adjusted Reference Distribution Amount,” as of the Call Valuation Date, is an amount equal to the cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to an Index constituent, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date to and including the Call Valuation Date. Notwithstanding the foregoing, with respect to cash distributions for an Index constituent which is scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such Index constituent fails to pay the distribution to holders of such Index constituent by the scheduled payment date for such distribution, such distribution will be assumed to be zero for the purposes of calculating the Adjusted Reference Distribution Amount.

The “Adjusted Tracking Fee,” as of the Call Valuation Date, is an amount equal to (a) the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date plus (b) the product of (i) the Monthly Tracking Fee as of such Call Valuation Date and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date to and including such Call Valuation Date, and the denominator of which is 30.

The “Adjusted Tracking Fee Shortfall,” as of the Call Valuation Date, is the difference between the Adjusted Tracking Fee and the Adjusted Reference Distribution Amount, to the extent that the Adjusted Reference Distribution Amount, calculated as of such Call Valuation Date, is less than the Adjusted Tracking Fee, calculated as of such Call Valuation Date.

Some of the defined terms used in this section have different applications when used in determining the Redemption Amount. For the definition of the terms relevant to early redemption, please refer to “— Early Redemption at the Option of the Holders.”

Security Calculation Agent

UBS Securities LLC will act as the Security Calculation Agent. The Security Calculation Agent will determine, among other things, the Index Performance Ratio, the Final Index Level, the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including the Annual Tracking Fee, Monthly Tracking Fee, any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Redemption Fee, the Cash Settlement Amount, if any, that we will pay you at maturity, the Coupon Ex-Dates, the Coupon Record Dates, the Redemption Amount, if any, that we will pay you upon redemption, if applicable, and the Call Settlement Amount, if any, that we will pay you in the event that UBS calls the Securities. The Security Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether the Index has been discontinued and whether there has been a material change in the Index. All determinations made by the Security Calculation Agent will be at the sole discretion of the Security Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. The holder of the Securities shall not be entitled to any compensation from us for any loss suffered as a result of any determinations or calculations made by the Security Calculation Agent. We may appoint a different Security Calculation Agent from time to time after the date of this prospectus supplement without your consent and without notifying you.

The Security Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or call, or upon early redemption, or on a Coupon Payment Date on or prior to 12:00 p.m., New York City time, on the Business Day immediately preceding the Maturity Date, any Redemption Date, any Call Settlement Date or any Coupon Payment Date, as applicable.

All dollar amounts related to determination of the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including the Annual Tracking Fee, Monthly Tracking Fee, any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Redemption Amount and Redemption Fee, if any, per security, the Principal Amount, Call Settlement Amount, if any, per security, and the Cash Settlement Amount, if any, per security, as well as the Index Performance Ratio and the Current Indicative Value, will be rounded to the fourth decimal point (e.g., 0.76545 would be rounded up to 0.7655 and 0.76544 would be rounded down to 0.7654); and all dollar amounts paid on the aggregate principal amount of Securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Event

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing on an Averaging Date (as defined below) or on a Redemption Measurement Date, the Index Level for such Averaging Date or Redemption Measurement Date will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing (the “Deferred Averaging Date”) with respect to the Index irrespective of whether pursuant to such determination, the Deferred Averaging Date would fall on a date originally scheduled to be an Averaging Date. If the postponement described in the preceding sentence results in the Index Level being calculated on a day originally scheduled to be an Averaging Date, for purposes of determining the Index Level on the Index Business Days during the Final Measurement Period or Call Measurement Period, or on the Redemption Measurement Date, as applicable, the Security Calculation Agent or one of its affiliates, as the case may be, will apply the Index Level for such Deferred Averaging Date (i) on the date(s) of the original Market Disruption Event and (ii) such Averaging Date. For example, if the Final Measurement Period or Call Measurement Period, as applicable, for purposes of calculating the Cash Settlement Amount or Call Settlement Amount, respectively, is based on the arithmetic mean of the Index Levels on October 3, October 4, October 5, October 6 and October 7 and there is a Market Disruption Event with respect to the Index on October 3, but no other Market Disruption Event during the Final Measurement Period or Call Measurement Period, as applicable, then the Index Level on October 4 will be used twice to calculate the Cash Settlement Amount or Call Settlement Amount, respectively, and such Cash Settlement Amount or Call Settlement Amount, as applicable, will be determined based on the arithmetic mean of the Index Levels on October 4, October 4, October 5, October 6 and October 7.

If the Redemption Measurement Date for purposes of calculating a Redemption Amount is based on the Index Level on October 3 and there is a Market Disruption Event with respect to the Index on October 3, then the Index Level on October 4 will be used to calculate the Redemption Amount.

In no event, however, will any postponement pursuant to the two immediately preceding paragraphs result in the final Averaging Date or the Redemption Measurement Date, as applicable, occurring more than three Index Business Days following the day originally scheduled to be such final Averaging Date or Redemption Measurement Date. If the third Index Business Day following the date originally scheduled to be the final Averaging Date, or the Redemption Measurement Date, as applicable, is not an Index Business Day or a Market Disruption Event has occurred or is continuing with respect to the Index on such third Index Business Day, the Security Calculation Agent or one of its affiliates will determine the Index Level based on its good faith estimate of the Index Level that would have prevailed on such third Index Business Day but for such Market Disruption Event.

An “Averaging Date” means each of the Index Business Days during the Final Measurement Period or Call Measurement Period, as applicable, subject to adjustment as described herein.

Notwithstanding the occurrence of one or more of the events below, which may, in the Security Calculation Agent’s sole discretion, constitute a Market Disruption Event with respect to the Index, the Security Calculation Agent in its sole discretion may waive its right to postpone the Index Level if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the Index Level on such date.

Any of the following will be a Market Disruption Event with respect to the Index, in each case as determined by the Security Calculation Agent in its sole discretion:

(a)	suspension, absence or material limitation of trading in a material number of Index constituents for more than two hours or during the one-half hour before the close of trading in the applicable market or markets;

(b)	suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index constituent equity interests in the primary market or markets for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market;

(c)	the Index is not published; or

(d)	in any other event, if the Security Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described in the section entitled “Use of Proceeds and Hedging”.

The following events will not be Market Disruption Events with respect to the Index:

(a)	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

(b)	a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index constituent equity interests.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index or any Index constituent equity interests are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Securities will be determined by the Security Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position.

Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation

If NYSE Arca discontinues publication of or otherwise fails to publish the Index, and NYSE Arca or another entity publishes a successor or substitute index that the Security Calculation Agent determines to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then the Index Level for such Successor Index will be determined by the Security Calculation Agent by reference to the Successor Index on the dates and at the times as of which the Index Levels for such Successor Index are to be determined.

Upon any selection by the Security Calculation Agent of a Successor Index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

If NYSE Arca discontinues publication of the Index prior to, and such discontinuation or unavailability is continuing on the Calculation Date or any Index Business Day during the Final Measurement Period or Call Measurement Period, or on the Redemption Measurement Date, as applicable, and the Security Calculation Agent determines that no Successor Index is available at such time, or the Security Calculation Agent has previously selected a Successor Index and publication of such Successor Index is discontinued prior to, and such discontinuation is continuing on the Calculation Date or any Index Business Day during the Final Measurement Period or Call Measurement Period, or on the Redemption Measurement Date, as applicable, then the Security Calculation Agent will determine the relevant Index levels using the closing level and published share weighting of each Index constituent included in the Index or Successor Index, as applicable, immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions as described under “Wells Fargo® Master Limited Partnership ex Energy Index.” In such event, the Security Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or Successor Index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that the level of the Index or such Successor Index does not, in the opinion of the Security Calculation Agent, fairly represent the level of the Index or such Successor Index had such changes or modifications not been made, then the Security Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Security Calculation Agent, may be necessary in order to arrive at a level of the Index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Security Calculation Agent will calculate the levels for the Index or such Successor Index with reference to the Index or such Successor Index, as adjusted. The Security Calculation Agent will accordingly calculate the Final Index Level, the Index Performance Ratio, the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including the Annual Tracking Fee, Monthly Tracking Fee, any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Redemption Fee, if any, the Cash Settlement Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, upon early redemption, if applicable, and the Call Settlement Amount, if any, that we will pay you in the event UBS calls the Securities, based on the relevant Index levels calculated by the Security Calculation Agent, as adjusted.

Accordingly, if the method of calculating the Index or a Successor Index is modified so that the level of the Index or such Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), which, in turn, causes the level of the Index or such Successor Index to be a fraction of what it would have been if there had been no such modification, then the Security Calculation Agent will make such calculations and adjustments in order to arrive at a level for the Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.” In addition to the default amount described below, we will also pay the Coupon Amount per Security, if any, with respect to the final Coupon Payment Date, as described above under “— Coupon Payment,” calculated as if the date of acceleration was the last Index Business Day in the Final Measurement Period and the four Index Business Days immediately preceding the date of acceleration were the corresponding Index Business Days in the accelerated Final Measurement Period, with the fourth Index Business Day immediately preceding the date of acceleration being the accelerated Calculation Date and the accelerated final Coupon Valuation Date, and the Index Business Day immediately preceding the date of acceleration being the relevant final Coupon Valuation Date.

For the purpose of determining whether the holders of our Medium-Term Notes, Series A, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series A, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series A, holders of specified percentages in principal amount of all Medium-Term Notes, Series A, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series A, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series A, accelerating the maturity of the Medium- Term Notes, Series A after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount in U.S. dollars for the principal of the Securities, as determined by the Security Calculation Agent in its sole discretion, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Business Day objection period have not ended before the Calculation Date, then the default amount will equal the Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity or call, or upon early redemption will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a Business Day with respect to the Securities, we mean a day that is a Business Day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Modified Business Day

As described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the attached prospectus, any payment on the Securities that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date, except as described under “— Cash Settlement Amount at Maturity,” “— Early Redemption at the Option of the Holders” and “— UBS Call Right” above.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the Securities. We issued the Securities initially in an amount having the aggregate offering price specified on the cover of this prospectus supplement.

However, we may issue additional Securities in amounts that exceed the amount on the cover at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in the accompanying prospectus.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities and will have the same CUSIP number and will trade interchangeably with the Securities immediately upon settlement. Any additional issuances will increase the aggregate Principal Amount of the outstanding Securities of the class, plus the aggregate Principal Amount of any Securities bearing the same CUSIP number that are issued pursuant to (i) any over-allotment option we may grant to an agent and (ii) any future issuances of Securities bearing the same CUSIP number. The price of any additional offering will be determined at the time of pricing of that offering.

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Index and/or listed and/or over-the-counter options, futures or ETFs on the Index constituents or the Index prior to and/or on the Initial Trade Date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

•	acquire or dispose of long or short positions of Index constituents or other securities of issuers of the Index constituents,

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, ETFs or other instruments based on the level of the Index or the value of the Index constituents,

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or ETFs or other instruments based on the level of other similar market indices, or

•	any combination of the above.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the Final Valuation Date. That step may involve sales or purchases of any of the Index constituents, listed or over-the-counter options or futures on the Index constituents or listed or over-the-counter options, futures, ETFs or other instruments based on indices designed to track the performance of the Index.

The hedging activity discussed above may adversely affect the market value of the Securities from time to time. See “Risk Factors” on page S-17 for a discussion of these adverse effects.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general description of the material United States federal tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments under the Securities. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements, and to the extent inconsistent replaces, the discussion under “U.S. Tax Considerations” in the attached prospectus. This discussion applies to you only if you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of tax accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a person subject to alternative minimum tax,

•	a person that purchases or sells the Securities as part of a wash sale for tax purposes,

•	a person that owns Securities as part of a straddle or a hedging or conversion transaction for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Securities.

Except as otherwise described below under “— Unrelated Business Taxable Income,” the discussion below does not apply to tax-exempt organizations.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Security and you are: (i) a citizen or resident of the United States; (ii) a domestic corporation; (iii) an estate whose income is subject to United States federal income tax regardless of its source; or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, REGULATORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL

INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR SECURITIES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR SECURITIES.

In the opinion of our counsel, Sullivan & Cromwell LLP, the Securities should be treated as a coupon-bearing pre-paid forward contract with respect to the Index and the terms of the Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. In addition, you and we agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to treat the Coupon Amount (including amounts received upon the sale or exchange of the Securities in respect of accrued but unpaid Coupon Amounts) and the Stub Reference Distribution Amount, if any, as amounts that should be included in ordinary income for tax purposes at the time such amounts accrue or are received, in accordance with the your regular method of tax accounting. You will be required to treat the Coupon Amounts and the Stub Reference Distribution Amount, if any, in such a manner despite the fact that (i) a portion of such amounts may be attributable to distributions on the Index constituents that are not attributable to income allocations or that are attributable to allocations of long-term capital gain which is currently subject to tax at tax rates more favorable than ordinary income and (ii) there may be other possible treatments of such amounts that would be more advantageous to holders of Securities. If the Securities are so treated (and subject to the discussion below regarding the application of Section 1260 of the Code), you should generally recognize capital gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time (other than any amount attributable to Coupon Amounts, and the Stub Reference Distribution Amount, if any, which will be treated as ordinary income) and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year. In general, your tax basis in your Securities will be equal to the price you paid for them. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Securities will generally begin on the date after the issue date (i.e., the settlement date) for your Securities and, if you hold your Securities until maturity, your holding period will generally include the maturity date.

Section 1260 of the Code.    The Internal Revenue Service (the “IRS”) may assert that your Securities should be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. Under Section 1260 of the Code, special tax rules apply to an investor that enters into a “constructive ownership transaction” with respect to an equity interest in a “pass-thru entity.” For this purpose, a constructive ownership transaction includes entering into a forward contract with respect to a pass-thru entity and a partnership is considered to be a pass-thru entity. It is, however, not entirely clear how Section 1260 of the Code applies in the case of an index of pass-thru entities like the Index. Although the matter is not free from doubt, it is likely that Section 1260 should also apply to an index of pass-thru entities, in which case Section 1260 would apply to the Securities. If your Securities are subject to Section 1260, then any long-term capital gain that you realize upon the sale, exchange or maturity of your Securities would be recharacterized as ordinary income (and you would be subject to an interest charge on the deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the “net underlying long-term capital gain” – i.e., the amount of long-term capital gain that you would have realized had you purchased an actual interest in any of the Index constituents (in an amount equal to the notional amount of the Index that is represented by the Securities) on the date that you purchased your Securities and sold your interest in the Index constituents on the date of the sale or maturity of the Securities (the “Excess Gain Amount”). If your Securities are subject to these rules, the Excess Gain Amount will be presumed to be equal to all of the gain that you recognized in respect of the Securities (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary.

It is not clear how the long-term capital gain for the underlying components of the Index should be determined under Section 1260 of the Code in the case of an instrument, like the Securities, that is linked to an index that is rebalanced periodically. One possibility is that the long-term capital gain realized on a sale, exchange or maturity of a Security would be subject to potential recharacterization as ordinary income, and subject to an interest charge, to the extent it exceeds the amount of long-term capital gain you can establish would have been realized if you had invested directly in the Index constituents on the date you purchased your Securities and rebalanced your portfolio as and when the Index rebalanced. In addition, in the case of an index of partnerships, it is unclear whether the Excess Gain Amount should be based on the aggregate of the underlying partnerships or on each underlying partnership individually. If the determination must be based on each underlying partnership individually it is more likely that the recharacterization and interest charge provisions of Section 1260 would apply to your Securities. Furthermore, it is not clear how and whether the Excess Gain Amount should be adjusted to take into account the Accrued Tracking Fee and Redemption Fee with respect to the Securities.

Whether you will realize capital gain in excess of any net underlying long-term capital gain for purposes of Section 1260 of the Code will depend on a number of factors that we cannot predict. First, the Excess Gain Amount will depend in part upon the amount of distributions that are made by each Index constituent (and thus the corresponding Coupon Amount) and the amount of ordinary income that is allocated to a direct investor in each Index constituent.

Second, the Excess Gain Amount will depend in part upon the amount of ordinary income that a direct investor in each Index constituent would recognize upon a sale of a direct interest in each Index constituent in respect of any “Section 751 assets” that are held by the Index constituent. You should be aware that some of the Index constituents could have a significant amount of “Section 751 assets” which could cause your Securities to have a positive Excess Gain Amount that would be subject to Section 1260.

Third, the Index is scheduled to rebalance quarterly on each quarterly rebalancing date (and may rebalance on the occurrence of a special rebalancing). Accordingly, a holder that instead purchases the Index constituents may recognize short-term capital gain upon the rebalancing of such holders’ portfolio in the same manner as the Index is rebalanced. By contrast, absent the application of Section 1260 of the Code to the Securities, a holder of Securities should generally not recognize any short-term capital gain upon the sale, redemption or maturity of the Securities as long as such holder holds the Securities for more than one year. The rebalancing of the Index could therefore cause your Securities to have a positive Excess Gain Amount that would be subject to Section 1260.

Because you will only be able to avoid the application of Section 1260 of the Code to your Securities if you can demonstrate through clear and convincing evidence that the Excess Gain Amount in respect of your Securities is zero, it may be administratively difficult for you to demonstrate whether and to what extent the preceding paragraphs should apply to your Securities. It is therefore possible that you will be required to treat the entire gain that you recognize upon the sale or maturity of the Securities as ordinary income that is subject to an interest charge even if there is no Excess Gain Amount in respect of your Securities if you cannot provide clear and convincing evidence to substantiate that position.

Because the application of Section 1260 constructive ownership rules to the Securities is unclear you are strongly urged to consult your tax advisor regarding the potential application of such rules to your investment in the securities.

Alternative Treatments.    The IRS released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis (possibly in excess of the Coupon Amounts), whether gain or loss upon the sale, exchange, redemption or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income (possibly in excess of the Coupon Amounts) over the term of an instrument such as the Securities. The outcome of this process is uncertain. Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above unless and until such time as there is a change in law or the Treasury Department or IRS determines that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income (possibly in excess of the Coupon Amounts) over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

In addition, it is possible that the Securities could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Securities and decreased by the projected amount of any contingent payments previously made on your Securities. Any gain you recognize upon the sale, exchange, redemption or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be capital loss.

If the Securities are treated as a contingent debt instrument and you purchase your Securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described under “U.S. Tax Considerations — Taxation of Debt Securities — Market Discount” and “U.S. Tax Considerations — Taxation of Debt Securities — Debt Securities Purchased at a Premium” in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

It is also possible that the Securities could be treated as a series of forward contracts each of which matures on each rebalancing date. If your Securities were properly characterized in such a manner, you would be treated as disposing of your Securities on each rebalancing date in return for new forward contracts that mature on the next rebalancing date, and you would accordingly likely recognize capital gain or loss (subject to the discussion of Section 1260 of the Code above) on each rebalancing date equal to the difference between your basis in your Securities (which would be adjusted to take into account any prior recognition of gain or loss) and their fair market value on such date. The amount of loss recognized in this case could be deferred on account of the “wash sale” rules of Section 1091 of the Code.

It is also possible that the Coupon Amounts (including amounts received upon the sale or exchange of the Securities in respect of accrued but unpaid Coupon Amounts) and the Stub Reference Distribution Amount, if any, on your Securities could be treated all or in part as contract fees in respect of a forward contract. The United States federal income tax treatment of such contract fees is uncertain. Additionally, it is possible that such amounts should not be treated as ordinary income but rather should be treated as a return of principal that would reduce your basis in the Securities.

In addition, the IRS could potentially assert that you should be required to treat amounts attributable to the Accrued Tracking Fee or the Redemption Fee as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your Securities, including increasing the amount of ordinary income you recognize over the term of the Securities. In addition, if such amounts are treated as items of expense that reduce the amount received at maturity or redemption, it is more likely that you would have an Excess Gain Amount for Section 1260 purposes because the amount of capital gain that you would (absent Section 1260) be treated as recognizing in respect of your Securities would be increased by each item of expense.

In addition, the IRS could assert that you should be treated as if you owned the Index constituents and directly incurred the Accrued Tracking Fee or the Redemption Fee, if any, in which case (i) you would recognize gain or loss (subject to the application of the “wash sale” rules of Section 1091 of the Code) with respect to an Index constituent when the amount of any Index constituents referenced by the Index is reduced, (ii) you would be treated as a partner in the Index constituents for tax purposes and you would be subject to federal and state filing requirement applicable to such partner, and (iii) you would be required to treat amounts attributable to the Accrued Tracking Fee or the Redemption Fee, if any, in the manner described in the preceding paragraph.

Because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the IRS could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS could possibly assert that (i) some or all of the gain or loss that you recognize upon the sale, exchange, redemption or maturity of your Securities should be treated as ordinary gain or loss, or (ii) your Securities should be treated as a notional principal contract for tax purposes. You should consult your tax adviser as to the tax consequences of such characterizations and any possible alternative characterizations of your Securities for U.S. federal income tax purposes.

Medicare Tax.    If you are an individual or estate , or a trust that does not fall into a special class of trusts that is exempt from such tax, you are subject to a 3.8% tax on the lesser of (1) your “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of your modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). Your net investment income includes any net gain recognized upon the disposition of Securities, unless such net gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). It is not clear, however, whether the Medicare Tax applies to any Coupon Amounts and Stub Reference Distribution Amount, if any, that you receive on the Securities, unless such Coupon Amounts and Stub Reference Distribution Amount, if any, are derived in the ordinary course of the conduct of a trade or business (in which case the Coupon Amounts and the Stub Reference Distribution Amount, if any, should be treated as net investment income if they are derived in a trade or business that consists of certain trading or passive activities and should otherwise not be treated as net investment income). Accordingly, if you are a United States holder that does not hold the Securities in the ordinary conduct of a trade or business, you should consult your tax advisor regarding the application of the Medicare tax to the Coupon Amounts and the Stub Reference Distribution Amount.

Information with Respect to Foreign Financial Assets.    Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold), may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include your Securities), but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the Securities.

Unrelated Business Taxable Income. A United States holder that is a tax-exempt organization for U.S. federal income tax purposes and therefore generally exempt from U.S. federal income taxation, will nevertheless be subject to tax to the extent income or gain from the Securities constitutes unrelated business taxable income (“UBTI”). Although the matter is not free from doubt, income or gain from the Securities should not constitute UBTI to a United States holder that is a tax-exempt organization unless such holder has incurred “debt-financing” in respect of its acquisition or ownership of the Securities. As noted above, it is possible that the Securities could be treated as other than a forward contract in respect of the Index. Under one such alternative characterization, you could be treated as directly owning the Index constituents. If your Securities are so treated, a portion of any income or gain that you recognize with respect to the Securities may constitute UBTI.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the Securities or the sale, exchange, redemption or maturity of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or the sale, exchange, redemption or maturity of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of the Securities.

Backup Withholding and Information Reporting. Notwithstanding that we do not intend to treat the Securities as debt for tax purposes, we intend to apply the information reporting and backup withholding rules that are described under “U.S. Tax Considerations — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus to any payments made on your Securities.

Non-United States Holders. The following section addresses the tax treatment of a non-United States holder of Securities. You are a non-United States holder if you are a beneficial owner of a Security and you are, for United States federal income tax purposes: (i) a nonresident alien individual; (ii) a foreign corporation; or (iii) an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a Security.

Due to the uncertainty regarding the tax characterization of the Securities there is a substantial uncertainty regarding the tax treatment of non-United States holders. Given this uncertainty, we intend to withhold 30% of the Coupon Amounts and the Stub Reference Distribution Amount, if any, paid to you, unless: (i) the Coupon Amounts and the Stub Reference Distribution Amount are eligible for a reduced withholding tax rate under an applicable treaty under any possible characterization of such amounts, or (ii) that income is effectively connected with your conduct of a trade or business in the United States (in which case, in order to avoid withholding, you will be required to provide a properly executed IRS Form W-8ECI). Any “effectively connected income” from your Securities, including also any gain from the sale or settlement of your Securities that is or is treated as effectively connected with your conduct of a United States trade or business, will be subject to U.S. federal income tax, and will require you to file U.S. federal income tax returns, in each case in the same manner as if you were a United States holder.

In addition, if you own or are treated as owning more than 5% of the Securities or if the Securities are not considered regularly traded on an established securities market, you could be treated as owning a “United States real property interest” within the meaning of Section 897 of the Code, in which case any gain from the sale or settlement of your Securities would be deemed to be “effectively connected income,” with the consequences described in the previous sentence, and amounts that you receive upon the sale or maturity of your Securities could be subject to a withholding tax. If withholding is required, we intend to withhold upon the full amount of any payment you receive (currently 10% of gross proceeds), without regards to the portion of the Securities that is attributable to a “United States real property interest.”

If we or other payors impose such withholding tax (or any other withholding tax), we will not be required to pay any additional amounts with respect to amounts so withheld, and we will not be required to take any action in order to enable you to avoid the imposition of such withholding tax.

As noted above, because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the IRS could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above. Under one such alternative characterization, you could be treated as directly owning the components of the Index. If your Securities are so treated, you would be treated as engaged in a United States trade or business as a result of your ownership of the Securities, and you would consequently be required to file U.S. federal and state (and possibly local) income tax returns in respect of your ownership of the Securities and you would be subject to net income tax at the marginal tax rates applicable to U.S. holders. In addition, a non-United States holder that is a foreign corporation could potentially be subjected to the United States branch profits tax.

You may be subject to otherwise applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status. In addition, we and other payors may be required to report payments of Coupon Amounts and Stub Reference Distribution Amount, if any, on your Securities on IRS Form 1042-S even if the payments are not otherwise subject to the information reporting requirements described above.

Prospective non-United States holders are urged to consult their tax advisors with respect to the tax consequences to them of an investment in the Securities, including any possible alternative characterizations and treatments.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the U.S. Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition of the Securities by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Securities are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Securities. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of the Securities, provided that neither the issuer of the Securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of the Securities or any interest therein will be deemed to have represented by its purchase and holding or conversion of the Securities that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the Securities on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase or holding of the Securities will not result in a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Securities on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Benefit Plan Investor Considerations Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of the Securities have exclusive responsibility for ensuring that their purchase and holding of the Securities do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any of the Securities to a Plan, Plan Asset Entity or

Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non- ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

SUPPLEMENTAL PLAN OF DISTRIBUTION

On the Initial Trade Date, we sold $25,000,000 aggregate Principal Amount of Securities to UBS Securities LLC at 100% of their stated Principal Amount. After the Initial Trade Date, from time to time we may sell a portion of the Securities at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public, less any commissions paid to UBS Securities LLC. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities and may receive a portion of the Annual Tracking Fee. Additional Securities may be offered and sold from time to time through UBS Securities LLC, as agent, to investors and to dealers acting as principals for resale to investors. We are not, however, obliged to, and may not, sell the full aggregate principal amount of the Securities. We may suspend or cease sales of the Securities at any time, at our sole discretion. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

Broker-dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this prospectus supplement and the accompanying prospectus) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

As described in more detail under “Use of Proceeds and Hedging” on page S-53, we or one of our affiliates may enter into swap agreements or other hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities. UBS and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from UBS or its affiliates or by purchasing Securities from UBS or its affiliates subject to its obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the U.S. Securities Act of 1933. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

UBS reserves the right to pay a portion of the Annual Tracking Fee to UBS Securities LLC or UBS Financial Services Inc. and certain broker-dealers in consideration for services relating to the Securities including, but not limited to, promotion and distribution.

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

ANNEX A

Index Constituents as of June 6, 2014

Ticker	Name	Index Weight
KKR	KKR & Co. L.P.	10.91%
BX	Blackstone Group L.P.	10.64%
IEP	Icahn Enterprises, L.P.	10.55%
LAZ	Lazard Ltd.	10.27%
CG	Carlyle Group LP	9.89%
OZM	Och-Ziff Capital Management Group LLC	9.32%
OAK	Oaktree Capital Group LLC	9.11%
APO	Apollo Global Management LLC	9.03%
FIG	Fortress Investment Group LLC	5.03%
FUN	Cedar Fair, L.P.	4.54%
AB	AllianceBernstein Holding L.P.	3.66%
BPY	Brookfield Property Partners L.P.	3.11%
CODI	Compass Diversified Holdings	1.26%
EFC	Ellington Financial LLC	0.92%
STON	StoneMor Partners LP	0.85%
ATAX	America First Multifamily Investors, L.P.	0.53%
NEN	New England Realty Associates LP	0.24%
NLP	NTS Realty Holdings LP	0.14%

A-1

ANNEX B

Notice of Early Redemption

To: e-tracsredemptions@ubs.com

Subject: ETRACS Notice of Early Redemption, CUSIP No.: 90273A 108

[BODY OF EMAIL]

Name of broker: [                ]

Name of beneficial holder: [                ]

Number of Securities to be redeemed: [                ]

Applicable Redemption Measurement Date: [                    ], 20[    ]*

Broker Contact Name: [              ]

Broker Telephone #: [              ]

Broker DTC # (and any relevant sub-account): [                ]

The undersigned acknowledges that in addition to any other requirements specified in the prospectus supplement relating to the Securities being satisfied, the Securities will not be redeemed unless (i) this notice of early redemption is delivered to UBS Securities LLC by 12:00 noon (New York City time) on the applicable Redemption Notice Date; (ii) the confirmation, as completed and signed by the undersigned is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice is delivered; (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the applicable Redemption Measurement Date, facing UBS Securities LLC DTC 642 and (iv) the undersigned instructs DTC to deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned further acknowledges that the undersigned has read the section “Risk Factors — You will not know the Redemption Amount at the time you elect to request that we redeem your Securities” in the prospectus supplement relating to the Securities and the undersigned understands that it will be exposed to market risk on the Redemption Notice Date and through the Redemption Measurement Date.

B-1

ANNEX C

Broker’s Confirmation of Redemption

[TO BE COMPLETED BY BROKER]

Dated:

UBS Securities LLC

UBS Securities LLC, as Calculation Agent

Fax: (203) 719-0943

To Whom It May Concern:

The holder of UBS AG $[        ] Medium-Term Notes, Series A, ETRACS due June 10, 2044, CUSIP No. 90273A 108, redeemable for a cash amount based on the Wells Fargo® Master Limited Partnership ex Energy Index (the “Securities”) hereby irrevocably elects to exercise, on the Redemption Date of [holder to specify]*, with respect to the number of Securities indicated below, as of the date hereof, the redemption right as described in the prospectus supplement relating to the Securities (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Redemption Measurement Date with respect to the number of Securities specified below at a price per Security equal to the Redemption Amount, facing UBS Securities LLC DTC 642 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned acknowledges that in addition to any other requirements specified in the Prospectus being satisfied, the Securities will not be redeemed unless (i) this confirmation is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of early redemption is delivered; (ii) the undersigned has booked a DVP trade on the applicable Redemption Measurement Date, facing UBS Securities LLC DTC 642; and (iii) the undersigned will deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Very truly yours, [NAME OF DTC PARTICIPANT HOLDER]
Name: Title: Telephone: Fax: E-mail:

Number of Securities surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

Fax:

E-mail:

(At least 50,000 Securities of the same series must be redeemed at one time to receive a cash payment on any Redemption Date.)

*Subject to adjustment as described in the prospectus supplement relating to the Securities.

C-1

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Prospectus Supplement	Page

Prospectus Supplement Summary	S-1

Hypothetical Examples	S-11

Risk Factors	S-17

The Wells Fargo® Master Limited Partnership ex Energy Index	S-30

Valuation of the Index and the Securities	S-37

Specific Terms of the Securities	S-38

Use of Proceeds and Hedging	S-53

Material U.S. Federal Income Tax Consequences	S-54

Benefit Plan Investor Considerations	S-61

Supplemental Plan of Distribution	S-63

Index Constituents as of June 6, 2014	A-1

Notice of Early Redemption	B-1

Broker’s Confirmation of Redemption	C-1

Prospectus

Introduction	1

Cautionary Note Regarding Forward-Looking Information	3

Incorporation of Information About UBS AG	4

Where You Can Find More Information	5

Presentation of Financial Information	6

Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6

UBS	7

Use of Proceeds	9

Description of Debt Securities We May Offer	10

Description of Warrants We May Offer	30

Legal Ownership and Book-Entry Issuance	45

Considerations Relating to Indexed Securities	50

Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	53

U.S. Tax Considerations	55

Tax Considerations Under the Laws of Switzerland	66

Benefit Plan Investor Considerations	68

Plan of Distribution	70

Conflicts of Interest	72

Validity of the Securities	73

Experts	73

$100,000,000

ETRACS

Wells Fargo MLP Ex-

Energy ETN

due June 10, 2044

Prospectus Supplement dated June 10, 2014 (To Prospectus dated January 11, 2012)

UBS Investment Bank